Exhibit 10.27

PROGRAM SERVICES AGREEMENT

between

ING Life Insurance and Annuity Company

and

ABA Retirement Funds

TABLE OF CONTENTS

ARTICLE 1	DEFINITIONS	1

1.01	“ABA”	1
1.02	“ABA Members Collective Trust”	2
1.03	“ABA Members Pension Plan”	2
1.04	“ABA Members Plans”	2
1.05	“ABA Members Retirement Plan”	2
1.06	“ABA RF”	2
1.07	“ABA RF Program Services Unit”	2
1.08	“Affiliate”	2
1.09	“Aggregate Recordkeeping Plan”	2
1.10	“Annual Sales and Marketing Plan”	2
1.11	“Board”	2
1.12	“Business Day”	2
1.13	“Cause”	3
1.14	“Code”	3
1.15	“Date of Termination”	3
1.16	“Effective Date”	3
1.17	“Employer”	3
1.18	“ERISA”	3
1.19	“Extension Period”	3
1.20	“Fund”	3
1.21	“Good Order”	3
1.22	“Indemnified Person”	3
1.23	“Individual Recordkeeping Plan”	3
1.24	“ING”	3
1.25	“Investment Advisor”	4
1.26	“Investment Fiduciary”	4
1.27	“Investment Option”	4
1.28	“IPS”	4
1.29	“Major Vendor”	4
1.30	“Master Plan”	4
1.31	“Master Trust”	4
1.32	“Non-Master Plan”	4
1.33	“Northern Trust”	4
1.34	“Northern Trust Agreement”	4
1.35	“Notice of Termination”	4
1.36	“NTI”	5
1.37	“Participant”	5
1.38	“Participant Account”	5
1.39	“Plan”	5
1.40	“Plan Account”	5
1.41	“Pooled Trust”	5
1.42	“Prior Plan Account”	5
1.43	“Program”	5

i

1.44	“Program Data and Records”	5
1.45	“Program Interface Agreement”	5
1.46	“Program Trustee”	6
1.47	“Purchase Order”	6
1.48	“Qualified Bar Association”	6
1.49	“Qualified Employer”	6
1.50	“SEC”	6
1.51	“Self-Managed Option”	6
1.52	“Service Standards”	6
1.53	“State Street”	6
1.54	“State Street Agreement”	6
1.55	“Transfer Completion Date”	6
1.56	“Trust”	7

ARTICLE 2	MAINTENANCE OF TRUSTS AND PLANS	7

2.01	Establishment and Maintenance of the ABA Members Collective Trust and the Trusts.	7
2.02	Necessary Amendments to Trusts and ABA Members Plans and Trusts.	7
2.03	Other Amendments to the Trusts and ABA Members Plans.	8
2.04	Notice to Employers of Amendments.	8
2.05	Assistance to Employers.	8
2.06	Plan Interpretation.	9

ARTICLE 3	SERVICES WITH RESPECT TO PLAN ADMINISTRATION AND INVESTMENT OPTIONS	9

3.01	Plan Recordkeeping.	9
3.02	Forms/Administrator’s Guide.	10
3.03	Telephone Service.	10
3.04	Internet Services.	10
3.05	Assistance with Respect to Investment Options.	11
3.06	Recorded Information Concerning Investment Options.	11
3.07	Communication with Participants and Investment Fiduciaries.	11

ARTICLE 4	SERVICES WITH RESPECT TO TRUSTS AND PLANS	12

4.01	Plan Records.	12
4.02	Additional Records for Individual Recordkeeping Plans.	12
4.03	Additional Records For Plans Under ABA Members Pension Plan.	12
4.04	Tax Penalties on Distributions.	13
4.05	ING as Payor.	13
4.06	Account Statements.	13
4.07	Forms 5500, Annual Reports and Other Information.	14
4.08	Section 415 Monitoring.	14
4.09	Section 401(k) and 40l(m) Testing.	14
4.10	Additional Monitoring and Testing.	15
4.11	SEC Compliance Matters.	15
4.12	Written Communications to Employers, Participants and Investment Fiduciaries.	15

4.13	Record Retention.	15
4.14	Address for Communications to Participants.	16
4.15	Plan Administrator and Fiduciary.	16
4.16	Other Requirements.	16

ARTICLE 5	SALES AND MARKETING SERVICES TO BE PROVIDED BY ING	16

5.01	Sales and Marketing Requirements and Establishment of Annual Sales and Marketing Plan and Goals.	16
5.02	Sales and Marketing Reports.	17
5.03	State Bar and Local Endorsement Program.	17
5.04	ABA RF’s Review of Sales and Marketing Materials.	17

ARTICLE 6	SALES AND MARKETING SUPPORT TO BE PROVIDED BY ABA RF	18

6.01	Endorsement.	18
6.02	Bar Association Meetings.	18
6.03	Workshops and Seminars.	18
6.04	Introductions.	18
6.05	Inclusion in ABA Mailings.	18
6.06	Access to ABA Research.	18
6.07	ABA Membership Lists.	18
6.08	ABA Disclaimer.	18
6.09	Payment of Expenses.	18

ARTICLE 7	REPORTS TO ABA RF	19

7.01	Investment Option Reports.	19
7.02	Fee Reports.	19
7.03	Program Participation Reports.	19
7.04	Transfer Reports.	19
7.05	Service Reports.	19
7.06	Timing of Reports.	19
7.07	Survey Reports.	19
7.08	Meetings.	20

ARTICLE 8	REVIEW OF COMMUNICATIONS MATERIAL AND COMMUNICATIONS BY ABA RF	20

8.01	Communications Personnel.	20
8.02	ABA RF’s Review of ING Communication Material.	20
8.03	Communications by ABA RF.	21

ARTICLE 9	ADDITIONAL AGREEMENTS AND COVENANTS OF ING	21

9.01	Program Recordkeeper Interface.	21
9.02	Service Standards.	21
9.03	ABA RF Program Services Unit.	22
9.04	Financial Condition and Organization.	23
9.05	Insurance.	23

9.06	Approval of Major Vendors.	23
9.07	Indemnification of ABA RF by Major Vendors.	24
9.08	Non-Competition.	24
9.09	Confidentiality.	24
9.10	Copyright of Program Data and Records, Trusts and ABA Members Plans; Trademarks.	25
9.11	Technology.	25
9.12	Notice of Change in Status or Regulatory Action.	26
9.13	Performance by Affiliates.	26
9.14	Authorization.	26
9.15	Business Continuity.	27

ARTICLE 10	FEES AND EXPENSES	27

10.01	ING’s Fees.	27
10.02	Additional Services.	28

ARTICLE 11	LIMITATION OF LIABILITY AND INDEMNIFICATION	28

11.01	Limitation of Liability for Instructions from Participants, Employers or Investment Fiduciaries.	28
11.02	Limitation of Liability For Instructions From ABA RF.	28
11.03	Limitation of Liability for Acts of Third Parties.	28
11.04	Indemnification.	29
11.05	Counsel for Indemnified Persons.	29
11.06	Contribution.	29
11.07	Enforcement of Rights.	30
11.08	Joint Defense Arrangements.	30
11.09	Supplemental Indemnification.	30
11.10	Interests of ABA Members Collective Trust, Trusts and ABA Members Plans.	30
11.11	Payment of Expenses.	31
11.12	Error.	31

ARTICLE 12	TERMINATION OF AGREEMENT	31

12.01	Termination by ING.	31
12.02	Termination For Cause by ING.	31
12.03	Termination by ABA RF.	32
12.04	Consent to Termination.	32
12.05	Notice of Termination.	32
12.06	Extension Period.	32
12.07	Conversion.	32
12.08	Transfer to Successor Recordkeeper.	32
12.09	Maintenance and Disposition of Program Data and Records.	33

ARTICLE 13	MISCELLANEOUS	33

13.01	Plan Disqualification.	33
13.02	Agents of ABA RF.	33

13.03	Good Faith.	33
13.04	Compliance with Laws.	33
13.05	Audits.	34
13.06	Amendment.	34
13.07	Assignment; Change of Control.	34
13.08	No Third Party Beneficiaries.	35
13.09	Choice of Law.	35
13.10	Resolution of Disputes.	35
13.11	Notice.	36
13.12	Use of Electronic Media.	37
13.13	Severability of Provisions.	37
13.14	Waiver.	37
13.15	Captions.	37
13.16	Action by ABA RF.	37
13.17	Construction of Terms.	38
13.18	Execution in Counterparts.	38
13.19	Entire Agreement.	38
13.20	Force Majeure.	38

v

THIS PROGRAM SERVICES AGREEMENT (the “Agreement”) is entered into on             , 2008, by and between ING Life Insurance and Annuity Company (“ING”) and the ABA RETIREMENT FUNDS (“ABA RF”).

W I T N E S S E T H:

WHEREAS, ABA RF sponsors the ABA Retirement Funds Program (the “Program”) under which it has established the American Bar Association Members Defined Benefit Pension Plan (the “ABA Members Pension Plan”), the American Bar Association Members Retirement Plan (the “ABA Members Retirement Plan”), the American Bar Association Members Retirement Trust (the “Master Trust”) and the American Bar Association Members Pooled Trust for Retirement Plans (the “Pooled Trust”); and

WHEREAS, pursuant to an Administrative and Investment Management Agreement between ABA RF and State Street Bank and Trust Company (“State Street”), as amended and restated effective November 18, 2002 (the “State Street Agreement”), as amended, State Street has been responsible for performing trustee, investment, recordkeeping, communications and sales and marketing services for the Program;

WHEREAS, ING Institutional Plan Services, LLC, a Delaware limited liability company and formerly called Citistreet, LLC (“IPS”), has performed the recordkeeping, communications and sales and marketing services with respect to the Program pursuant to the Administrative Services Agreement, dated as of April 1, 2000, between State Street and Citistreet, LLC, a Delaware limited liability company, as contemplated by Exhibit A to the State Street Agreement;

WHEREAS, pursuant to Sections 15.01 and 15.03 of the State Street Agreement, ABA RF and State Street each have the right to terminate the State Street Agreement by notice to the other party as specified therein;

WHEREAS, on August 15, 2008, ABA RF entered into an agreement with another vendor whereby such vendor shall provide the trustee and fiduciary investment services for the Program previously provided by State Street pursuant to the State Street Agreement;

WHEREAS, ABA RF desires to engage ING to perform the recordkeeping, communications and sales and marketing services for the Program for which State Street previously was primarily responsible; and

WHEREAS, ABA RF and ING desire to establish their relationship pursuant to this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and undertakings, and subject to the terms and conditions, hereinafter set forth, the parties hereto agree as follows:

ARTICLE 1 DEFINITIONS

1.01 “ABA” means the American Bar Association and any successor thereto.

1.02 “ABA Members Collective Trust” means the American Bar Association Members/Northern Trust Collective Trust, a group trust established and maintained pursuant to a Declaration of Trust, dated July 1, 2009 or such other date as may be mutually agreed upon by Northern Trust, NTI and ABA RF, in a form approved by ABA RF, as an amendment and restatement of, or otherwise as successor to, the American Bar Association Members/State Street Collective Trust as in effect at the close of business on the day before the Effective Date, and maintained by Northern Trust for the purpose of providing certain Investment Options to Participant Accounts and Plan Accounts under the Program.

1.03 “ABA Members Pension Plan” means the American Bar Association Members Defined Benefit Pension Plan, as amended and in effect from time to time.

1.04 “ABA Members Plans” means the ABA Members Pension Plan and the ABA Members Retirement Plan, collectively.

1.05 “ABA Members Retirement Plan” means the American Bar Association Members Retirement Plan, as amended and in effect from time to time.

1.06 “ABA RF” means the ABA Retirement Funds, an Illinois not-for-profit corporation, and any successor through which qualified retirement plans are offered to Qualified Employers.

1.07 “ABA RF Program Services Unit” means the program services unit of ING described in Section 9.03.

1.08 “Affiliate” means any person or entity, including any general partnership, limited partnership, corporation, joint venture, business trust, limited liability partnership, limited liability company or similar organization, that, directly or indirectly, controls, is controlled by, or is under common control with ING.

1.09 “Aggregate Recordkeeping Plan” means (a) any Master Plan established pursuant to the ABA Members Pension Plan except as to any Prior Plan Accounts under such Master Plan or (b) any Non-Master Plan with respect to which the Program Trustee has not agreed to maintain separate accounts for the Participants.

1.10 “Annual Sales and Marketing Plan” means the sales and marketing plan submitted by ING to ABA RF pursuant to Section 5.01, as such plan is amended and in effect from time to time.

1.11 “Board” means the Board of Directors of ABA RF, or the comparable governing body of any successor thereto.

1.12 “Business Day” means any day on which the New York Stock Exchange is open for trading. Any other reference in this Agreement to a “day,” “week,” “quarter,” or “year” shall mean, respectively, a calendar day, a calendar week, a calendar quarter or a calendar year.

1.13 “Cause” means behavior by ABA RF that is described in Section 12.02 which gives ING certain rights with respect to this Agreement.

1.14 “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time.

1.15 “Date of Termination” means the date specified in the Notice of Termination delivered pursuant to Section 12.01 or 12.03, as applicable, as the date as on which this Agreement shall terminate.

1.16 “Effective Date” means May 1, 2009 or such earlier date as may be agreed to by the parties.

1.17 “Employer” means (a) any Qualified Employer that maintains a Plan and (b) any successor to any such Qualified Employer that agrees, or is required by operation of law, to continue the Plan.

1.18 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended and in effect from time to time.

1.19 “Extension Period” means the period immediately following the Date of Termination during which ING, at the written request of ABA RF, is obligated to perform its obligations and is entitled to exercise its rights under this Agreement pursuant to Sections 12.05 and 12.06.

1.20 “Fund” means any Investment Option that is a collective investment fund established from time to time under the ABA Members Collective Trust.

1.21 “Good Order” means ING’s receipt of data, information, approvals and authorizations that conform to ING’s reasonable instructions, as mutually agreed to by the parties, to Employers, Participants, or Investment Fiduciaries, as the case may be, regarding the timing, form and method of transmission of information, consents or assets relevant to the various services provided under this Agreement and which shall be communicated to Employer Firms.

1.22 “Indemnified Person” means any person or entity entitled to indemnification pursuant to Sections 9.07 and 11.04.

1.23 “Individual Recordkeeping Plan” means (a) any Master Plan established pursuant to the ABA Members Retirement Plan, (b) any Master Plan established pursuant to the ABA Members Pension Plan but only with respect to Prior Plan Accounts and (c) any Non-Master Plan with respect to which the Program Trustee has agreed to maintain separate accounts for Participants.

1.24 “ING” means ING Life Insurance and Annuity Company, a Connecticut corporation. References to ING shall include references to Affiliates of ING, including, without limitation, IPS.

1.25 “Investment Advisor” means any person or entity in the business of acting as a fiduciary providing investment allocation advice to participants in various retirement plans to make recommendations, or provide investment advice, to Participants regarding the allocations of the assets held on their behalf under the Trusts among the Funds.

1.26 “Investment Fiduciary” means in the case of a Plan Account, the person or entity having investment discretion with respect to the investment in, and allocation among, Investment Options of the assets of such Plan Account.

1.27 “Investment Option” means any investment offered to, or obtained for Participant Accounts or Plan Accounts under the Program, including, without limitation, the Self-Managed Option.

1.28 “IPS” means ING Institutional Plan Services, LLC, a Delaware limited liability company.

1.29 “Major Vendor” means any person or entity providing material services to the Program that ING has engaged for the benefit of the Program to provide customer services, sales and marketing services, Plan or Participant recordkeeping services, communications services, actuarial services or paying agent services (provided, that such paying agent services shall be performed by a party other than Northern Trust or State Street).

1.30 “Master Plan” means any employee benefit plan established and maintained by a Qualified Employer pursuant to either of the ABA Members Plans.

1.31 “Master Trust” means the trust maintained under the ABA Members Plans, known as of the Effective Date as the American Bar Association Members Retirement Trust, as amended and in effect from time to time.

1.32 “Non-Master Plan” means any employee benefit plan (other than a Master Plan) that is established and maintained by a Qualified Employer, and with respect to which the Pooled Trust has been adopted.

1.33 “Northern Trust” means The Northern Trust Company, a banking corporation organized and existing under the laws of the State of Illinois, and any entity that succeeds to Northern Trust’s obligations under the Northern Trust Agreement by operation of law or to which such obligations are otherwise assigned with the consent of ABA RF. References to Northern Trust hereunder shall, where appropriate, be deemed to include NTI for any period during which NTI is the Program Trustee.

1.34 “Northern Trust Agreement” means the Fiduciary Investment Services Agreement among Northern Trust, NTI and ABA RF, dated August 15, 2008, as amended.

1.35 “Notice of Termination” means a written notice delivered by ING or by ABA RF pursuant to Section 12.01 or 12.03, as applicable, declaring an intent to terminate this Agreement.

1.36 “NTI” means Northern Trust Investments, N.A., a national banking association with trust powers, and any entity that succeeds to NTI’s obligations under the Northern Trust Agreement by operation of law or to which such obligations are otherwise assigned with the consent of ABA RF.

1.37 “Participant” means any person for whom benefits under a Plan are provided under the Trusts including, where the context so requires, (a) a beneficiary designated under the terms of a Plan to receive a benefit after the death of a Participant and (b) a person designated by an Employer in writing to ING as having been determined by the Employer to be an alternate payee entitled to benefits under the Trust in accordance with a qualified domestic relations order as defined in Section 414(p) of the Code.

1.38 “Participant Account” means any account established and maintained for a Participant, in the case of a Plan for which the Participant is authorized to direct the investment in, and allocation among, Investment Options of the amounts attributable to such Participant’s accounts in the Plan (or applicable portion thereof).

1.39 “Plan” means a Master Plan, Non-Master Plan, or both, as the case may be.

1.40 “Plan Account” means any account established and maintained for a Plan, in the case of a Plan (or portion thereof) for which Participants are not authorized to direct the investment in, and allocation among, Investment Options.

1.41 “Pooled Trust” means the trust maintained under the Program to hold assets of Non-Master Plans, known as of the Effective Date as the American Bar Association Members Pooled Trust for Retirement Plans, as amended and in effect from time to time.

1.42 “Prior Plan Account” means any account established and maintained for amounts attributable to accounts under another qualified plan and transferred to the Program Trustee of the Master Trust in accordance with applicable provisions of a Master Plan under the ABA Members Pension Plan.

1.43 “Program” means the program sponsored by ABA RF for Qualified Employers that provides for administrative, recordkeeping, custodial and investment services and includes the ABA Members Plans, the Trusts and the Investment Options, known as of the Effective Date as the ABA Retirement Funds Program, as amended from time to time.

1.44 “Program Data and Records” means (a) all Participant, Plan, Employer and Investment Fiduciary records acquired by, provided to, created by or maintained by ING pursuant to this Agreement, (b) all information and data made available to ING by any Major Vendor engaged by ING in connection with performing service for the benefit of the Program, (c) all reports compiled by ING (or any person engaged by ING) pursuant to, or otherwise in the course of performing its obligations under, this Agreement and (d) all data, records and other information derived from any of the foregoing.

1.45 “Program Interface Agreement” means the agreement entered into between ING and the Program Trustee pursuant to Section 9.01.

1.46 “Program Trustee” means the organization or entity engaged by ABA RF to provide trustee services for the Program.

1.47 “Purchase Order” means an agreement entered into between ING and ABA RF or an Employer, as the case may be, pursuant to which additional services or a service modification shall be provided to ABA RF or such Employer. Such Purchase Order shall (i) be in a form mutually agreed to by the parties thereto; (ii) include, without limitation, a detailed description of such additional services or service modification, date of implementation of such additional services or service modification, and related additional fees, if applicable and (iii) be executed by authorized representatives of the parties thereto.

1.48 “Qualified Bar Association” means an organization that is represented in the House of Delegates of the ABA.

1.49 “Qualified Employer” means (a) any sole practitioner, partnership, corporation, limited liability partnership, limited liability company or association engaged in the practice of law, provided that the sole practitioner or at least one partner of the partnership, one shareholder of the corporation or one member of the limited liability partnership or company is a member or associate of the ABA or of a Qualified Bar Association, (b) the ABA, (c) any Qualified Bar Association, and (d) any organization that does not engage in the practice of law but is closely associated with the legal profession, which receives the approval of ABA RF, and which has as an owner or a member of its governing board a member or associate of the ABA.

1.50 “SEC” means the Securities and Exchange Commission and any successor thereto.

1.51 “Self-Managed Option” means the Investment Option available under the Trusts, pursuant to which a Participant or Investment Fiduciary may designate the investment of assets of a Participant’s account or of a Plan, as the case may be, in securities (other than those issued by the ABA Members Collective Trust) selected by such Participant or Investment Fiduciary.

1.52 “Service Standards” means those identified minimum performance standards established by agreement between ING and ABA RF and set forth in Appendix A, as amended from time to time pursuant to Section 9.02.

1.53 “State Street” means State Street Bank and Trust Company, a trust company organized and existing under the laws of The Commonwealth of Massachusetts, and any entity that succeeds to State Street’s obligations under the State Street Agreement by operation of law or to which such obligations are otherwise assigned with the consent of ABA RF.

1.54 “State Street Agreement” means the Administrative and Investment Management Agreement between ABA RF and State Street, as amended and restated effective November 18, 2002, as amended.

1.55 “Transfer Completion Date” means the date as of which ABA RF or a third party designated by it assumes full responsibility for ING’s obligations to perform services under this Agreement, which shall be the later of the Date of Termination or the end of the Extension Period.

1.56 “Trust” means the Master Trust, the Pooled Trust, and “Trusts” means both the Master Trust and the Pooled Trust.

ARTICLE 2 MAINTENANCE OF TRUSTS AND PLANS

2.01 Establishment and Maintenance of the ABA Members Collective Trust and the Trusts. ABA RF represents that Northern Trust shall, no later than the effective date specified in the Northern Trust Agreement, become the Program Trustee and shall maintain in accordance with the Northern Trust Agreement and in accordance with its Declaration of Trust, the ABA Members Collective Trust with exclusive management and control over the assets thereof until the “transfer completion date” (as such term is defined in the Northern Trust Agreement). Pursuant to the ABA Members Collective Trust, Northern Trust shall have the exclusive fiduciary responsibility with respect to the establishment and maintenance of the ABA Members Collective Trust and the Trusts and ING shall have no responsibility whatsoever with respect to the establishment or maintenance of the ABA Members Collective Trust and the Trusts, except to the extent provided in Sections 2.04, 3.01, 3.02, 4.05 and 4.07. ING shall have no responsibility under the terms of this Agreement with respect to assets not held in trust by the Program Trustee.

2.02 Necessary Amendments to Trusts and ABA Members Plans and Trusts. ABA RF, as sponsor of the ABA Members Plans, shall make all amendments to the ABA Members Plans and any form of participation agreement or other agreements thereunder and to the Trusts that are necessary to comply with ING’s reasonable administrative requirements or to comply with applicable laws, regulations, revenue rulings, revenue procedures, advisory opinions or other governmental pronouncements. All such amendments shall be made in accordance with the following procedures:

(a) If ABA RF has prepared a necessary amendment to the ABA Members Plans or any form of participation agreement or other agreement thereunder or to the Trusts, it shall provide such amendment to ING for review and ING shall be entitled to make comments and suggestions with respect thereto (to which ABA RF shall give full consideration), and shall conduct its reviews under this Section in accordance with a reasonable schedule specified by ABA RF or, if none is specified, within a reasonable period of time. To the extent such an amendment requires additional material services, the provision of such additional services shall be governed by Section 10.02.

(b) ABA RF shall, to the extent necessary, submit such necessary amendments to the Internal Revenue Service for approval. ABA RF shall provide copies of such submissions to ING for review prior to submission and ING shall (i) be entitled to make comments and suggestions (to which ABA RF shall give full consideration), (ii) conduct such reviews in accordance with a reasonable schedule specified by ABA RF or, if none is specified, within a reasonable period of time, and (iii) offer timely assistance to ABA RF in making such submissions and obtaining approvals thereof.

(c) Outside legal expenses incurred by either ABA RF or ING pursuant to this Section shall be paid by such party incurring such expense.

2.03 Other Amendments to the Trusts and ABA Members Plans. From time to time, ABA RF and ING may each notify the other of proposed amendments or changes to the Trusts, the ABA Members Plans and any form of participation agreement or other agreement thereunder that such party believes are appropriate or desirable in connection with the Program, but not required under Section 2.02, in accordance with the following procedures:

(a) ABA RF, as sponsor of the ABA Members Plans, shall be responsible for making any amendment to the ABA Members Plans and any form of participation agreement or other agreement thereunder and to the Trusts.

(b) Each party shall cooperate with the other to make such amendments as both parties agree are reasonable and practicable, subject to the terms of this Agreement, including without limitation, discussions with the trustee of the Trusts regarding the same.

(c) Each party shall be entitled to make comments and suggestions on such amendments, to which the other party shall give full consideration, subject to agreement by the trustee of the Trusts.

(d) ABA RF shall, to the extent necessary, submit such amendments to the Internal Revenue Service and other governmental agencies for approval and shall provide ING with copies of the submissions prior to submission for review.

(e) ING shall offer timely assistance to ABA RF in making such submissions and obtaining such approvals as may be necessary or advisable, including by conducting its reviews under this Section in accordance with a reasonable schedule specified by ABA RF or, if none is specified, within a reasonable period of time.

(f) Outside legal expenses incurred by either ABA RF or ING pursuant to this Section shall be paid by such party incurring such expense.

2.04 Notice to Employers of Amendments. Assuming that the Program Trustee carries out its applicable obligations under the Northern Trust Agreement or the Program Interface Agreement and subject to Section 8.02, ING shall promptly notify each affected Employer of (a) any amendments to the Trusts, the ABA Members Plans and any form of participation agreement or other agreement thereunder, including amendments required to comply with applicable laws or regulations, and (b) any actions the Employer must take to conform to such amendments.

2.05 Assistance to Employers. ING shall provide technical, operational and other appropriate assistance to each Employer that adopts one or both of the ABA Members Plans, including, without limitation, services as to (a) the design, operation and interpretation of the Master Plan, (b) the procedures to be used in making elections under the Master Plan, (c) the annual reports required to be filed with the Internal Revenue Service and other federal agencies, (d) the application for Internal Revenue Service approval of the Master Plan and (e) the distribution options available from time to time under the ABA Members Plans. In order to provide assistance to the Employers, ING shall maintain one or more toll-free telephone numbers and, subject to Section 9.03, employ an adequate number of customer service representatives, each as reasonably anticipated to be required to respond to Employers’ inquiries on a timely and responsive basis, in accordance with the applicable Service Standards.

2.06 Plan Interpretation. ABA RF, as sponsor of the Program, shall provide any legal or other technical assistance as it may, from time to time, determine is necessary or appropriate to assist ING with the proper interpretation and operation of the Master Plans with respect to issues brought to ABA RF’s attention by ING or otherwise. Outside legal and other expenses incurred by ABA RF pursuant to this Section shall be paid by ABA RF, but may be reimbursed by the Trusts or the ABA Members Collective Trust to the extent permitted by the Northern Trust Agreement.

ARTICLE 3 SERVICES WITH RESPECT TO PLAN ADMINISTRATION AND INVESTMENT OPTIONS

3.01 Plan Recordkeeping. Subject to compliance with applicable Service Standards and receipt of required instructions or information in Good Order, ING shall maintain records for the Employers, Investment Fiduciaries and Participants reflecting all interest in the Funds purchased, redeemed and exchanged by the Employers, Investment Fiduciaries and Participants (including the date, price, and units), including the cost, unit and market values thereof, as applicable, and all re-investments of dividends and capital gains distributions paid, as applicable. ING shall reconcile on each Business Day all such transactions involving shares or units of the Funds (including purchases, redemptions and exchanges) with the corresponding transactions on the IPS recordkeeping system. In addition, such records shall also disclose the aggregate positions of Employers, Participants or Investment Fiduciaries in the Self-Managed Option.

Investment transactions received by ING shall be based on: (i) Participant and Employer transactions which are recorded on the IPS recordkeeping system; or (ii) other authorized transaction directions received by ING from Investment Fiduciaries which are recorded on the IPS recordkeeping system. ING shall transmit a purchase and/or redemption instruction on behalf of the Program to the Program Trustee, reflecting the net or aggregate activity of all investment transaction activity. For purposes of this Agreement, investment instructions shall include any investment instruction, received in Good Order:

(A) to invest contributions and loan repayments in an Investment Option;

(B) to exchange existing amounts held on behalf of any Participant to or out of an Investment Option in accordance with the terms and conditions of the Plan; and

(C) to pay loan, withdrawal or distribution proceeds to a Participant from an Investment Option in accordance with the terms and conditions of the Plan.

ING’s obligations under this Section 3.01 shall be subject to the proper performance by the Program Trustee under the Program Interface Agreement, and shall not be applicable with respect to assets held under a Plan by a trustee other than the Program Trustee.

3.02 Forms/Administrator’s Guide. Subject to Section 8.02, ING shall design, maintain and provide to Employers, Participants, and Investment Fiduciaries, as the case may be, such forms as are necessary under the ABA Members Plans and the Trusts in order to make contributions, to request distributions and withdrawals, to designate beneficiaries and to make elections in accordance with the applicable provisions of the Code and ERISA regarding survivor benefits, and such other forms as are or may become necessary for the administration of the Plans and Trusts. Subject to applicable laws and regulations and as otherwise determined by ABA RF, in its sole and absolute discretion, all forms shall either bear the logo of the Program or the logos of the Program and ING. ING shall also design, maintain and provide to Employers an administrator’s guide which provides instruction on use of such forms and proper administration of the Master Plan. Any changes to existing forms and any new forms shall be furnished to ABA RF as provided in Section 8.02.

3.03 Telephone Service. ING shall, subject to Section 8.02, make available to Participants and Investment Fiduciaries a telephone service using customer service representatives and a voice response system through which a Participant or Investment Fiduciary may authorize and direct ING to (i) change the manner in which future contributions shall be allocated among the Investment Options and (ii) make transfers between Investment Options. Such telephone service shall include the availability of participant service representatives for not less than twelve (12) hours during each Business Day. The use of such telephone service shall be subject to applicable laws and regulations and to such reasonable requirements and procedures as ING may establish from time to time, a copy of which ING shall provide to ABA RF; provided, however, that all authorizations and directions made through such telephone service using customer service representatives shall be recorded. ING shall administer the transfer transactions authorized by telephone in accordance with Section 3.01.

3.04 Internet Services. ING shall, subject to Section 8.02, make available to Employers, Participants and Investment Fiduciaries an Internet accessible service with features and functions as are reasonably requested by ABA RF or are made available to any other customer of ING and suitable for the Program, including the ability of Participants and Investment Fiduciaries to (i) make contributions, (ii) obtain account balance information, (iii) obtain current information regarding unit values and rates of return of Funds (as determined under the ABA Members Collective Trust) and other appropriate performance information relating to the Funds and, to the extent such information has been provided to ING, the Investment Options, (iv) change the manner in which future contributions shall be allocated among the Investment Options, (v) make transfers between Investment Options, (vi) model and request participant loans, (vii) access Program forms, (viii) subject to applicable laws and regulations and the internal compliance policies of ING, submit certain required Program forms, in Good Order and (ix) and make available a direct hyperlink to the Self-Managed Option’s provider’s website, to the extent available. ING shall administer the transactions authorized pursuant to this Section in accordance with Section 3.01. Subject to the prior written consent of ABA RF, ING may make changes to the features and functions of such Internet accessible service.

3.05 Assistance with Respect to Investment Options.

(a) ING shall provide assistance to each Participant and Investment Fiduciary in connection with the procedures applicable to making investment elections and allocations among Investment Options (other than the Self-Managed Option) in accordance with the applicable Service Standards; provided, however, that ING shall not recommend any Investment Option or attempt in any way to influence the selection of any Investment Option for a Participant Account or Plan Account, but shall make available investment allocation advice pursuant to Section 3.05(b). ING shall maintain one or more toll-free telephone numbers and internet access pursuant to Section 3.03 and Section 3.04, respectively, and employ an adequate number of customer service representatives, each as reasonably required to respond to Participants’ and Investment Fiduciaries’ inquiries on a timely and responsive basis, in accordance with the applicable Service Standards.

(b) ING shall make available to the Program, Internet accessible investment allocation advice from an “investment manager” as defined in Section 3(38) of ERISA that is in the business of acting as a “fiduciary” as defined in Section 3(21) of ERISA providing investment allocation advice to participants in retirement plans, at no cost to the Program, Participants, Investment Fiduciaries or Employers. ING shall enter into an agreement with such fiduciary, which agreement shall include, among other things, the acknowledgement by such fiduciary that it is an “investment manager” as defined in section 3(38) of ERISA. As of the date hereof, ING represents that such fiduciary is Financial Engines, LLC, and ING shall not change the fiduciary responsible for performing the services described in this Section 3.05(b) without the prior written consent of ABA RF.

(c) At the direction of ABA RF, ING shall make available to the Program, investment management from an Investment Advisor at a fee chargeable from the applicable Participant Account or Plan Account based on the fee provided for in the agreement between ABA RF and such Investment Advisor; provided, however, that any Participant utilizing the investment management services pursuant to this Section 3.05(c) shall be required to enter into an agreement with such Investment Advisor in such form as may be prescribed by such Investment Advisor.

3.06 Recorded Information Concerning Investment Options. ING shall, to the extent permitted by applicable laws and regulations, subject to Section 8.02, and in accordance with the applicable Service Standards, maintain one or more toll-free numbers from which Participants and Investment Fiduciaries may obtain current information regarding unit values and rates of return of Funds (as determined under the ABA Members Collective Trust) and other appropriate performance information relating to the Funds and, to the extent such information has been provided to ING, the Investment Options. ING shall use its best efforts to obtain on a timely basis such information regarding the Investment Options.

3.07 Communication with Participants and Investment Fiduciaries. ING shall, subject to Section 8.02, make available to each Participant and Investment Fiduciary all information and forms necessary to effect an allocation of contributions among the Investment Options and transfers between the Investment Options (a) at the time of such Participant’s or Investment Fiduciary’s initial investment, (b) upon request by the Participant or Investment

Fiduciary, (c) upon any termination of, or material change in the Program with respect to, an Investment Option or Investment Advisor, (d) upon the establishment of an Investment Option and (e) at such other times as ING may, upon consultation with ABA RF, determine to be appropriate, consistent with applicable Service Standards.

ARTICLE 4 SERVICES WITH RESPECT TO TRUSTS AND PLANS

4.01 Plan Records. ING shall establish and maintain records for all Plans. To the extent that Northern Trust, pursuant to the Program Interface Agreement, an Investment Advisor or any other financial institution or third party (other than an Employer, Participant or Investment Fiduciary) provides information to ING, ING may rely on the information so furnished. To the extent an Employer, Participant or Investment Fiduciary provides information to ING, ING may rely on the information so furnished, unless on its face, such information appears to be not in Good Order.

4.02 Additional Records for Individual Recordkeeping Plans. For Individual Recordkeeping Plans, ING shall maintain records, including but not limited to account balance, vested percentage, retirement date and designated beneficiaries of each Participant, as provided under the applicable Plan and Trust. The records of each account shall reflect separately amounts attributable to Employer contributions, Participant after-tax contributions, Employer matching contributions, pre-tax contributions and “designated Roth Contributions” within the meaning of Section 402A of the Code under a cash or deferred arrangement established pursuant to Section 401(k) of the Code, and amounts transferred or rolled over from the plan of the Participant’s previous employer either directly or indirectly through an individual retirement account or individual retirement annuity established pursuant to Section 408 of the Code. To the extent that Northern Trust or any other financial institution or third party (other than an Employer, Participant or Investment Fiduciary) provides information to ING, ING may rely on the information so furnished. To the extent an Employer, Participant or Investment Fiduciary provides information to ING, ING may rely on the information so furnished, unless on its face, such information appears to be not in Good Order.

4.03 Additional Records For Plans Under ABA Members Pension Plan. For Plans that have adopted the ABA Members Pension Plan, ING shall (a) maintain records of the accrued benefit, vested percentage, retirement date and designated beneficiaries of each Participant under the ABA Members Pension Plan, as provided in the ABA Members Pension Plan and the Master Trust, and (b) provide, directly or through an independent actuarial firm, all actuarial services required under the ABA Members Pension Plan. If ING retains an independent actuarial firm, (x) such services shall be performed under the supervision of ING, and ING shall remain responsible for such performance, (y) any contract between ING and an independent actuarial firm shall provide that upon termination of such contract, all records (in their then current format and structure) that were created or maintained in connection with the ABA Members Plans shall be transferred to ING or its designated agent or, if on or after the Date of Termination, to ABA RF or its designated agent, and (z) ING shall use all reasonable efforts either to include a provision in any contract to the effect that, or otherwise to cause the result that, such transfer be made without additional cost to the Program or ING or ABA RF (including their designated agents). To the extent that Northern Trust or any other financial institution or third party (other than an Employer, Participant or Investment Fiduciary) provides information to

ING or such independent actuarial firm, ING and such independent actuarial firm may rely on the information so furnished. To the extent an Employer, Participant or Investment Fiduciary provides information to ING, ING may rely on the information so furnished, unless on its face, such information appears to be not in Good Order.

4.04 Tax Penalties on Distributions. Subject to applicable laws and regulations, ING shall inform each Participant at the time of distribution (or prior to the time of distribution if required by laws or regulations) of any tax penalties that may apply to such distribution and of any applicable requirement that distributions commence no later than the dates specified in the Code. All forms provided by ING pursuant to Section 3.02 that are necessary to effect such distributions shall include notice that tax penalties may apply. Assuming that the Program Trustee carries out its obligations under the Program Interface Agreement, ING shall make distributions no later than the time, and in an amount no less than, required by Section 401(a)(9) of the Code and any successor provision thereto. ING shall be responsible for preparation of all applicable tax forms, including the Form 1099-R. To the extent that Northern Trust or any other financial institution or third party (other than a Participant, Employer or Investment Fiduciary) provides information to ING, ING may rely upon the information furnished to perform its obligations under this Section. To the extent that a Participant, Employer or Investment Fiduciary provides information to ING, ING may rely upon the information furnished to perform its obligations under this Section, unless on its face, such information appears to be incorrect or invalid.

4.05 ING as Payor.

(a) Federal Tax Requirements. ING shall be the “payor” (within the meaning of such term as used in Section 3405 of the Code) of benefits under the Master Plans and under any other Individual Recordkeeping Plan except as otherwise provided in this Section. As payor, ING shall instruct the Program Trustee to perform any required withholding of income tax from distributions and withdrawals. Prior to the distribution of each Participant’s benefits and in accordance with the applicable Service Standards, ING shall provide appropriate notice of withholding and any applicable withholding election forms to such Participant. ING shall provide to the Participant copies of any notice required by Section 402(f) of the Code in connection with the payment of all amounts as to which it is the payor. Notwithstanding the foregoing, ING shall not be the payor of benefits under a Plan to the extent that such benefits are paid by the issuer of an annuity contract that is purchased by the Program Trustee in accordance with a Participant’s election pursuant to the applicable Plan. In such event, the issuer of such annuity contract shall be the payor (within the meaning of the Code).

(b) Distribution Procedures. Immediately prior to the time when a distribution is to be made pursuant to Section 3.01, ING shall instruct the Program Trustee to transfer the amount thereof to a demand deposit account maintained by ING for this purpose. Upon such transfer, the appropriate Trust shall be relieved of, and ING shall assume, the liability to pay such distribution.

4.06 Account Statements. In accordance with and not in addition to the provisions of the Trusts and in accordance with the applicable Service Standards, ING shall provide (a) each Participant under an Individual Recordkeeping Plan with statements of such Participant’s account and (b) the trustee of each Aggregate Recordkeeping Plan with statements of such Plan’s account.

4.07 Forms 5500, Annual Reports and Other Information. ING shall provide the following to each Employer, as appropriate, each in accordance with the applicable Service Standards, provided that, to the extent that Northern Trust or any other financial institution or third party (other than an Employer, Participant or Investment Fiduciary) provides information to ING, ING may rely on the most recent information so furnished. To the extent that an Employer, Participant or Investment Fiduciary provides information to ING, ING may rely on the most recent information so furnished, unless on its face, such information appears to be not in Good Order:

(a) a Form 5500, completed to the extent possible with information available to ING, for each Master Plan and for each Individual Recordkeeping Plan that is required to file a Form 5500;

(b) all of the information available to ING necessary to complete a Form 5500 for each Aggregate Recordkeeping Plan that is required to file a Form 5500;

(c) all schedules required to be filed with a Plan’s annual report, to the extent the schedule or required information is available to ING;

(d) a summary plan description for each Master Plan;

(e) a form of summary annual report; and

(f) instructions and financial information that is available to ING to aid each such Employer in filing its Internal Revenue Service applications and other forms needed by such Employer to assist it in complying with laws and regulations applicable to the Trusts and the ABA Members Plans.

4.08 Section 415 Monitoring. In accordance with the applicable Service Standards, ING shall (a) monitor each Master Plan’s compliance with Section 415 of the Code based on the employee compensation and other relevant data supplied to ING by the Employer, and (b) provide each Employer that maintains a Non-Master Plan with the data available to ING for purposes of the Employer’s monitoring of its Plan’s compliance with Section 415 of the Code. ING shall timely request compensation information and other relevant data from those Employers who have not otherwise provided such information to ING, and ING shall not be required to test compliance with Section 415 of the Code for any Employers who fail to provide such information after such request.

4.09 Section 401(k) and 40l(m) Testing. In accordance with the applicable Service Standards, ING shall perform the average deferral percentage testing required by Section 401(k) of the Code and the average contribution percentage testing required by Section 401(m) of the Code for each Individual Recordkeeping Plan that contains a cash or deferred arrangement based on the employee compensation and other relevant data supplied to it by the Employer. ING shall timely request compensation information and other relevant data from Employers who have not otherwise provided such information and data and ING shall not be required to perform such average deferral percentage and average contribution percentage testing for any Employers who fail to provide such information and data after such request.

4.10 Additional Monitoring and Testing. ING shall perform annual testing for compliance with the top-heavy requirements of Section 416 of the Code, monitor annual additions limitations of Section 415(c) of the Code and monitor elective deferral limitations under Section 402(g) of the Code.

4.11 SEC Compliance Matters. In accordance with applicable Service Standards and as reasonably requested by ABA RF, with the consent of ING, ING shall, on behalf of the Program, perform all necessary compliance with respect to federal and state securities laws including, without limitation, the Sarbanes-Oxley Act of 2002, registration pursuant to the Securities Act of 1933, as amended, and Rule 180 compliance applicable to administrative services. In connection with such compliance matters, ING shall receive all Rule 180 certifications submitted by Employers and provide such certifications to the Program Trustee. To the extent that ING’s responsibilities with respect to compliance matters pursuant to this Section 4.11 results in a material change in the responsibilities of ING compared to ING’s responsibilities with respect to compliance matters as of the date hereof or requires ING to incur third party costs (other than costs incurred by a Major Vendor), ING may require the execution by the parties of a Purchase Order and the imposition of reasonable fees for the additional expenses associated with such compliance matters.

4.12 Written Communications to Employers, Participants and Investment Fiduciaries. ING shall, subject to Section 8.02, send written communications to each Employer, Participant and Investment Fiduciary no less frequently than quarterly, including but not limited to communications containing information (to the extent permitted by applicable laws and regulations) regarding (a) investment performance of the Investment Options offered or made available by the ABA Members Collective Trust and, (b) to the extent appropriate, changes in the Program, the ABA Members Plans or the Trusts, but only, in the case of this clause (b), to the extent such written communications are made available to ING in a timely manner. ING may rely on the accuracy and legal sufficiency of such written communications until and unless ING has been expressly notified that such information is no longer reliable or has been superseded. ING may use such communications to provide any or all of the statements, forms, procedures and information that may be required or appropriate to be provided to each Employer, Participant and Investment Fiduciary except communications or information required by Sections 3.06, 4.06, 4.07, 4.08 and 4.09. Notwithstanding the foregoing, such excepted communications or information may be included in the same package for mailing as any other communication provided that such inclusion does not result in a delay in sending such excepted communications or information to the Employers, Participants or Investment Fiduciaries, as the case may be. Delivery of such statements, forms, procedures and information shall be made as required by applicable laws and regulations. ABA RF shall be entitled to review and comment on such communications, statements, forms, procedures and information to the extent provided in Section 8.02. With the prior consent of ABA RF, communications required by this Section 4.12 may be transmitted electronically.

4.13 Record Retention. ING shall not destroy or otherwise dispose of any Program Data and Records, without the prior written consent of ABA RF.

4.14 Address for Communications to Participants. ING shall mail any communication that it is required to provide to a Participant to such Participant at the address provided to ING by the Participant or the Participant’s Employer, or if none is provided, at the address of such Participant’s Employer. After a Participant or Employer notifies ING that the Participant is no longer employed by the Employer and provides ING with a new address, ING shall mail all communications to such new address or, in the absence of such information, ING shall use commercially available sources for locating lost Participants and Employers.

4.15 Plan Administrator and Fiduciary. ING shall not be the “plan administrator” (as defined in Section 3(16) of ERISA) or a “fiduciary” (as defined Section 3(21) of ERISA) with respect to any Plan or trust or the Program.

4.16 Other Requirements. ING covenants that until the Date of Termination, ING shall use commercially reasonable efforts to ensure that its services hereunder shall be supplemented and enhanced from time to time in order to make available any advancements or improvements in the methods of delivering such services to similarly situated clients. Furthermore, ING shall make available to ABA RF any supplement, enhancement or improvement in services made generally available to other similarly situated clients and on reasonable economic terms that are no less favorable than the terms offered to similarly situated clients or as otherwise agreed to in advance by the parties.

ARTICLE 5 SALES AND MARKETING SERVICES TO BE PROVIDED BY ING

5.01 Sales and Marketing Requirements and Establishment of Annual Sales and Marketing Plan and Goals. ING shall market the Program to persons and entities who are Qualified Employers or who reasonably can be expected to become Qualified Employers through the ABA RF Program Services Unit. ING shall deliver to ABA RF a proposed Annual Sales and Marketing Plan for the 2009 calendar year on a date mutually agreed to by the parties to this Agreement, and no later than November 15 or thereabouts of 2009 and of each year thereafter until the Transfer Completion Date, ING shall deliver to ABA RF a proposed Annual Sales and Marketing Plan for the next succeeding calendar year. The proposed Annual Sales and Marketing Plan shall be presented in sufficient detail to enable ABA RF to evaluate the level and type of effort, including the amount of the direct costs thereof, to be expended by ING in carrying out such plan.

Each proposed Annual Sales and Marketing Plan shall contain goals for the number of additional new Plans, Participants and assets for the year. Each proposed Annual Sales and Marketing Plan shall contain a description of the information (including demographic and other data as may be reasonably requested by ABA RF) relied upon and the methodology used by ING to develop such plan and goals.

ABA RF shall review each such proposed Annual Sales and Marketing Plan, and shall be entitled to make recommendations to ING regarding such plan and the various goals set forth therein. ABA RF and ING shall consult with each other in good faith for the purpose of agreeing to such Annual Sales and Marketing Plan and the goals set forth therein, prior to the meeting of the Board during the fourth calendar quarter during the year preceding the year covered by such plan. ING shall carry out the Annual Sales and Marketing Plan as so agreed and shall use its best efforts to achieve the annual goals established within the Annual Sales and Marketing Plan. Notwithstanding the foregoing ABA RF and ING may agree that the minimum amounts required to be expended pursuant to the Annual Sales and Marketing Plans, respectively, for years beginning after December 31, 2008 shall be reallocated among such plans, provided that the aggregate annual amount of such expenditures shall in no event be less than the greater of $6,000,000 and 20% of the Program Expense Fee for the twelve month period ending on September 30 of each year during the term of the Agreement.

5.02 Sales and Marketing Reports. At each meeting of the Board prior to the Transfer Completion Date, ING shall provide to ABA RF a written report showing the progress of the Annual Sales and Marketing Plan up to the last day of the preceding calendar quarter. No later than the meeting of the Board that occurs during the first calendar quarter of each calendar year prior to the Transfer Completion Date, ING shall provide to ABA RF a report showing the actual result of the sales and marketing activities for the preceding calendar year as compared to the sales and marketing goals for such year as expressed in the Annual Sales and Marketing Plan. Each report provided required by this Section 5.02 shall contain an accounting of the direct expenditures made by ING for sales and marketing purposes, by category, for the period covered by such report. The report required by this Section 5.02 for the first quarter of each calendar year shall contain an accounting of the expenditures, including, but not limited to, overhead, made by ING for sales and marketing purposes, by category, for the immediately preceding annual period.

5.03 State Bar and Local Endorsement Program. ING will continue to seek state and local bar endorsements that will provide value to the Program in light of time and costs associated with obtaining such endorsements and shall maintain and renew existing endorsements at the time they may contractually be renewed when the sales and marketing advantages of such relationships provide a value to the Program in light of the time and costs associated with maintaining such endorsements.

5.04 ABA RF’s Review of Sales and Marketing Materials. Certain sales and marketing materials in connection with the Program, as determined by agreement between ING and ABA RF from time to time, shall be furnished, on a timely basis, in substantially final form, by ING to ABA RF for prompt review. Such sales and marketing materials shall include, but not be limited to, (a) promotional materials, (b) proposed scripts for any outbound telemarketing campaign, and (c) the format for any publications including screens used for the Internet services provided pursuant to Section 3.04. Such review shall be conducted in accordance with a reasonable schedule specified by ING or, if none is specified, within a reasonable period of time. IPS and ABA RF shall mutually agree upon the form and content of such sales and marketing materials, subject to approval by any applicable regulatory authorities. Within a reasonable period after such sales and marketing materials have been provided to ABA RF, ING may use, distribute or otherwise make available such sales and marketing materials at such time as it deems necessary or appropriate, provided that final copies of such sales and marketing materials shall be provided to ABA RF.

ARTICLE 6 SALES AND MARKETING SUPPORT TO BE PROVIDED BY ABA RF

6.01 Endorsement. ABA RF shall provide the Program with its endorsement at all times during the term of this Agreement.

6.02 Bar Association Meetings. At the request of ING, ABA RF shall, to the extent practicable, use reasonable efforts to arrange for ING to appear at bar association meetings and conventions held by the ABA, its sections and affiliates as are provided for in the Annual Sales and Marketing Plan.

6.03 Workshops and Seminars. At the request of ING, ABA RF shall, subject to applicable laws and regulations, assist ING in arranging for ING to publicize such workshops and seminars as may be provided for in the Annual Sales and Marketing Plan. ABA RF shall, subject to applicable laws and regulations, to the extent practicable, provide volunteer speakers for such workshops and seminars or assist ING in finding suitable speakers. ABA RF shall be under no obligation to incur any expense in connection with such workshops and seminars.

6.04 Introductions. At the request of ING, ABA RF shall use reasonable efforts to introduce ING representatives to (a) officers and staff members of state and local bar associations and (b) appropriate ABA officers and staff members.

6.05 Inclusion in ABA Mailings. At the request of ING, ABA RF shall use reasonable efforts to arrange for ABA membership materials to include such information about the Program as ING determines to be appropriate in accordance with the Annual Sales and Marketing Plan. At the request of ING, ABA RF may request, on behalf of ING, that the ABA include in mailings to its members and non-members promotional material prepared by ING relating to the Program. ING may select, subject to the consent of ABA RF and the ABA, the mailings in which such material is to be included.

6.06 Access to ABA Research. At the request of ING, ABA RF shall use reasonable efforts to obtain from the ABA and provide to ING any market research conducted by or on behalf of the ABA that the ABA shall make available to ABA RF at the lowest price available to ABA RF and that would assist ING in marketing the Program.

6.07 ABA Membership Lists. At the request of ING, based on ING’s reasonable specifications, ABA RF shall use reasonable efforts to obtain from the ABA and provide to ING, at the lowest price available to ABA RF, lists of ABA members to be used by ING solely for purposes of marketing the Program.

6.08 ABA Disclaimer. ING acknowledges that ABA RF has no control, directly or indirectly, over the ABA and cannot cause the ABA to carry out any of the activities described in Sections 6.04 through 6.07.

6.09 Payment of Expenses. ING and ABA RF shall each pay from their own funds all expenses incurred by ABA RF or ING, as the case may be, pursuant to this Article 6.

ARTICLE 7 REPORTS TO ABA RF

7.01 Investment Option Reports. ING shall provide ABA RF with quarterly reports (including year-to-date information) setting forth (a) the aggregate account balances in each Investment Option at the beginning of the calendar quarter, (b) a summary of the aggregate transactions affecting those account balances during the calendar quarter, including the aggregate amount contributed and transferred to, and withdrawn and transferred from, each Investment Option and (c) the aggregate account balance in each Investment Option at the end of the calendar quarter. ING shall provide such other aggregate reports with respect to the Investment Options as are reasonably requested by ABA RF. To the extent that the Program Trustee provides information to ING, ING may rely on the information so furnished.

7.02 Fee Reports. ING shall provide ABA RF with quarterly reports (including year-to-date information) setting forth the fees paid by Participants, Employers and Investment Fiduciaries (including trusts) under the Program pursuant to Article 6.

7.03 Program Participation Reports. ING shall provide ABA RF with quarterly reports (including year-to-date information) setting forth (a) the number of Participants, Employers and Plans participating in, and the assets held thereby, each Trust at the beginning of the calendar year, (b) the number of Participants, Employers and Plans (and total assets attributable thereto) that commenced or ceased to participate in each Trust during the period covered by the report as a result of enrollments, withdrawals, death or retirement, (c) the number of Participants, Employers and Plans participating in such Trust (and total assets attributable thereto) at the end of the period covered by the report, and (d) such other reports with respect to Trust participation as are reasonably requested by ABA RF. ING shall not be required to provide Participant information with respect to Aggregate Recordkeeping Plans.

7.04 Transfer Reports. ING shall provide ABA RF with quarterly reports (including year-to-date information) setting forth the level of transfer activity pursuant to Section 3.01.

7.05 Service Reports. To the extent applicable, ING shall provide ABA RF with periodic reports setting forth (a) the frequency and nature of technical, operational and other appropriate assistance provided pursuant to Section 2.05, (b) the frequency and nature of investment election assistance provided pursuant to Section 3.05, (c) information regarding plans that have not responded to requests for data necessary to satisfy testing and compliance requirements, including, without limitation, the procedures described in Sections 4.07, 4.08, 4.09, 4.10 and 4.11, and (d) such other information as is reasonably necessary for ABA RF to determine the nature and extent of ING’s compliance with the applicable Service Standards.

7.06 Timing of Reports. Unless otherwise provided in this Article, all reports pursuant to this Article shall be delivered within such time frame as is set forth in the applicable Service Standards or as otherwise mutually agreed to by the parties.

7.07 Survey Reports. ING shall make available to ABA RF the results of any surveys commissioned by or participated in by IPS regarding those portions of its business that relate to comparable services provided by it under this Agreement. If the results of any such survey are subject to confidentiality restrictions, ING shall use commercially reasonable efforts to obtain permission to disclose such results to ABA RF and, if such disclosure can be made pursuant to confidentiality agreement between the parties, ING shall promptly offer to enter into such an agreement on commercially reasonable terms.

7.08 Meetings. The Program Services Director of ING together with other employees of ING who deliver key services to the Program shall attend the quarterly meetings of the Board. ING shall use commercially reasonable efforts to cause (i) the President and Chief Executive Officer of ING to attend the quarterly meetings of the Board and (ii) the Chief Executive Officer of ING U.S. Wealth Management to attend at least one meeting of the Board per each calendar year during the term hereof. Such attendance shall be for the purposes of providing a review of the performance of the Program and any other reporting to ABA RF being contemplated by ING. ING shall also discuss issues of a topical nature that may be relevant to the Program.

ARTICLE 8 REVIEW OF COMMUNICATIONS MATERIAL AND COMMUNICATIONS BY ABA RF

8.01 Communications Personnel. ING’s internal communication personnel shall be responsible for providing communication services to the Program including, but not limited to, preparing an annual communications plan which shall include recommendations regarding forms, performance information, technical bulletins, newsletters and other similar communication materials for Participants and Employers; provided, however, that the number and type of communications to Employers and Participants shall not be reduced or changed without the prior written consent of ABA RF. A copy of the annual communications plan shall be delivered to ABA RF, at such time or times as shall be agreed upon by the parties. ING shall consult with ABA RF regarding the recommendations contained in the annual communications plan and ING shall give full consideration thereto.

8.02 ABA RF’s Review of ING Communication Material. Certain communications in connection with the Program, as determined by agreement between ING and ABA RF from time to time, shall be furnished, on a timely basis, in substantially final form, by ING to ABA RF for prompt review. Such communications shall include, but not be limited to, (a) all items described in Section 8.01, (b) outlines of programs, workshops or seminars and (c) the format for any publications including screens used for the Internet services provided pursuant to Section 3.04. Such review shall be conducted in accordance with a reasonable schedule specified by ING or, if none is specified, within a reasonable period of time. ABA RF shall have the right to make final decisions regarding the form and content of such communications, subject to approval by any applicable regulatory authorities and giving full consideration to any comments or suggestions made by ING in connection with its review (except that any reference to ING that is objectionable to ING shall be revised to ING’s satisfaction or shall not be included). Within a reasonable period after such communications have been provided to ABA RF, ING may use, distribute or otherwise make available such communications at such time as it deems necessary or appropriate, provided that final copies of such communications shall be provided to ABA RF.

8.03 Communications by ABA RF. Subject to applicable laws and regulations, ABA RF, as sponsor of the Program and not as an agent of ING, shall have the right to communicate with Participants and Employers from time to time in connection with the Program. ING shall make available to ABA RF, without cost, for such purpose any mailing list used by ING for general communication with Participants and Employers. From time to time and as is reasonable, ING shall, at ABA RF’s request, assist ABA RF in effecting communications pursuant to this Section and not otherwise in conflict with ING’s responsibilities, duties and obligations under this Agreement, provided that ING shall receive reasonable compensation and/or reimbursement for such services.

ARTICLE 9 ADDITIONAL AGREEMENTS AND COVENANTS OF ING

9.01 Program Recordkeeper Interface.

(a) In General. ING shall, no later than February 15, 2009 or such other date mutually agreed to by the parties to this Agreement, enter into the Program Interface Agreement with the Program Trustee. The Program Interface Agreement shall contain such provisions as the parties shall deem necessary or appropriate that are not inconsistent with this Agreement. ABA RF shall not be a party to the Program Interface Agreement, but such agreement shall name ABA RF as a third-party beneficiary thereof with a right to enforce the Program Interface Agreement on behalf of the Program. In no event shall the Program Interface Agreement be executed or amended unless the form thereof has been approved in writing by ABA RF.

(b) Self-Managed Option. Without limiting the foregoing, the Program Interface Agreement shall contain terms relating to the maintenance by ING of the Self-Managed Option. The Self-Managed Option shall be made available to the Program, except that, with respect to any Plan maintained under the ABA Members Retirement Plan, each adopting Employer may elect not to have the Self-Managed Option available with respect to its Plan. The terms and conditions of the Self-Managed Option, including without limitation the classes of assets that a Participant or Investment Fiduciary, as the case may be, may select under the Self-Managed Option and an appropriate fee schedule, shall be determined by agreement between ING and ABA RF. ING shall use all reasonable efforts to cause the Self-Managed Option to meet the reasonable objectives established by ABA RF, including Internet access to the Self-Managed Option’s provider’s website, that are consistent with (i) the requirements of the Trusts and legal and regulatory considerations, (ii) Northern Trust’s responsibilities under the Program in its capacity as Program Trustee, and (iii) the reasonable costs and expenses of administering the Self-Managed Option.

9.02 Service Standards. ING shall perform each and every of its duties and responsibilities hereunder and under the Program Interface Agreement in accordance with the highest standard of care applicable to persons performing services of the type required hereunder and shall always apply the best practices available to it when carrying out such duties and responsibilities. Accordingly, ING represents and warrants that the individuals responsible for carrying out its obligations under this Agreement are individuals who are experienced in the performance of the various functions contemplated hereby. ING and ABA RF shall identify certain of the services to be performed pursuant to this Agreement or the Program Interface

Agreement, the performance of which shall be governed by the Service Standards set forth in Appendix A and incorporated as part of this Agreement as the Service Standards. Subject to the provisions of Appendix A and in addition to any non-monetary remedies available to ABA RF under this Agreement, ABA RF may elect, in lieu of pursuing other monetary remedies directly associated with an individual operational or other failure specifically addressed by these Service Standards, to recover Service Standard credits as specified in Appendix A. For the avoidance of doubt, the credits associated with Service Standards described in Appendix A are intended to address the effects of isolated routine performance failures that reflect a level of service that is below the agreed upon level of performance. From time to time, ING and ABA RF may mutually agree in writing to amend the Service Standards. Payment of any Service Standard penalties shall not constitute an admission of liability or violation of applicable law relative to any third party claims and shall reflect, solely, a contractual obligation, as provided from time to time herein. In recognition of the fact that the timely and satisfactory performance of services hereunder is frequently dependent upon the cooperation and collaboration of third parties including the Program Trustee, Service Standards shall be applicable only to the extent all material information necessary for the successful delivery of services subject to such Service Standards are in Good Order. Notwithstanding anything herein to the contrary, payments with respect to any Service Standard penalties shall only be in the nature of penalties and shall not constitute liquidated damages.

9.03 ABA RF Program Services Unit. (a) ING and its Affiliates shall establish and maintain, as long as it is obligated to provide services hereunder, or cause an Affiliate to maintain, the ABA RF Program Services Unit. The ABA RF Program Services Unit shall be a separate client services unit within ING and its Affiliates exclusively dedicated to and having capabilities sufficient to provide the functions necessary (i) for the effective and efficient operation of the Program, (ii) to meet the requirements set forth in the Service Standards, the Annual Sales and Marketing Plan and the annual communications plan described in Section 8.01 and (iii) to otherwise meet ING’s obligations under this Agreement. ING reserves the right to make use of other non-ABA RF dedicated service teams within ING and to implement best practices and resources developed by such other service teams, as mutually agreed to by ING and ABA RF. ING shall provide ABA RF with an annual staffing plan for the ABA RF Program Services Unit. Such plan shall be updated and provided to ABA RF at least annually at the first Board meeting following the completion of ING’s internal annual budget review/approval cycle, but no later than the meeting that occurs in the first calendar quarter of each year; provided, however, that the first annual staffing plan required under this Agreement shall be delivered on a date mutually agreed to by the parties to this Agreement.

The ABA RF annual staffing plan shall include the following:

A. An organizational chart for the ABA RF Program Services Unit, displaying the reporting for each job. The number of positions contained in the ABA RF annual staffing plan shall provide for not less than ten customer and executive client service personnel.

B. ING shall provide to ABA RF an annual human resources report that shall include the number of current staff, job descriptions, training programs, turnover rates, recruiting activities and similar information reasonably requested by ABA RF related to personnel matters for the ABA RF Program Services Unit.

C. The expenses incurred by ING for the ABA RF Program Services Unit shall be included in the Program Expense Fee contained in Appendix B hereto.

D. The first annual staffing plan delivered pursuant to this Section 9.03 shall contain the commitments regarding the staffing of the direct sales function as follows: The direct sales force shall be expanded to include not less than 15 individuals to manage ING’s obligations under the agreed upon Annual Sales and Marketing Plan. Such staffing for the sales program shall be in accordance with the Annual Sales and Marketing Plan.

E. ING shall not implement any material changes to the ABA RF Program Services Unit, such as relocation, utilization of other ING non-ABA RF dedicated service units, alteration of marketing structure or initiation of regional representatives without the prior written consent of ABA RF; provided, however, that ABA RF shall respond to any notification of a material change within 30 days of ABA RF’s receipt of such notification.

9.04 Financial Condition and Organization. As promptly as practicable after such information either becomes legally available for dissemination or is released to the public, ING shall use its best efforts to notify ABA RF of any material change or pending material change to the financial condition, ownership, legal structure or organization of ING, any Affiliate or any Major Vendor or division thereof that provides any services to or in connection with the Program.

9.05 Insurance.

(a) Required Coverage. ING hereby represents and warrants that, as of the Effective Date, there is fiduciary and error and omissions coverage with respect to the services required hereunder of not less than $25,000,000 per occurrence and $50,000,000 in the aggregate, with a deductible of approximately $150,000 per occurrence and that such insurance coverage is applicable to any errors or omissions incurred by ING, its Affiliates or any Major Vendor, as the case may be, under this Agreement.

(b) Certification. ING shall provide to ABA RF on an annual basis or within 30 days of ABA RF’s request, a Memorandum of Insurance with respect to all insurance policies (including fiduciary and errors and omissions) could reasonably cover or relate to the Trusts, the ABA Members Collective Trust or the Program.

9.06 Approval of Major Vendors. Within a reasonable period of time, not less than fifteen (15) Business Days, prior to the hiring of a Major Vendor, ING shall submit to ABA RF for ABA RF’s approval a summary of the proposed terms for the hiring of such Major Vendor; provided, however, that if ABA RF does not approve such Major Vendor or the proposed terms of the arrangement, ING may engage such Major Vendor to provide services for the benefit of any other client of ING regardless of whether such Major Vendor shall continue to be available to provide services to the Program on the proposed terms. The terms of ING’s contracts with Major Vendors shall be consistent with ING’s responsibilities, duties and obligations under, and not in conflict with the terms and conditions of, this Agreement, the Trusts and the ABA Members Collective Trust, including, without limitation, Section 9.09. Notwithstanding the foregoing, ABA RF’s approval under this Section shall not be required for the renewal or reengagement of a Major Vendor previously approved by ABA RF, provided that the terms of such renewal or reengagement (other than fees) are not materially different than those previously approved by ABA RF.

9.07 Indemnification of ABA RF by Major Vendors. ING shall use its best efforts to obtain from Major Vendors engaged primarily for the benefit of the Program indemnification of the Indemnified Persons for any act or omission of such Major Vendors, with provisions similar to the provisions of Article 11.

9.08 Non-Competition. During the term of this Agreement or any successor agreement hereto and for two years following the Transfer Completion Date, neither ING nor its Affiliates shall either directly or indirectly, alone or with others, knowingly interfere with ABA RF’s relationships with Qualified Employers including, but not limited to, contacting past, present or prospective Employers for the purpose of offering them competing or alternative retirement plan services as part of a sales or marketing effort focused primarily on a sector of or the entire legal community. ABA RF hereby acknowledges that ING (or its Affiliates) currently is and may in the future be engaged in sales and marketing activities involving competing or alternative retirement plan services for qualified retirement plans of the type maintained under the Program that may reach sectors of the legal community in a coincidental manner and that such activities are not prohibited by this Section, provided that ING (or an Affiliate, as applicable) has used commercially reasonable efforts to mitigate inclusion of Qualified Employers in such activities. This Section shall survive termination of this Agreement.

9.09 Confidentiality. Except as provided below, ING shall hold in strict confidence all Program Data and Records and shall use such Program Data and Records only to perform its obligations under this Agreement and to fulfill its obligations in connection with the Program. ING acknowledges that it has no right or title in or to (including without limitation copyright rights in) the Program Data and Records and collections or compilations of such Program Data and Records. To the extent ING would have any right or title in or to the Program Data and Records and collections or compilations of such Program Data and Records, it hereby assigns to ABA RF all of such rights (including without limitation copyright rights). ING may disclose Program Data and Records as necessary for ING to perform its obligations under this Agreement, but wherever possible, ING shall disclose Program Data and Records only to ABA RF, individuals within the ING organization and third parties engaged by ING who have a need to know such information in order for ING to perform its obligations under this Agreement and to fulfill its obligations in connection with the Program; provided, however, that ING shall use its best efforts to cause third parties who have access to Program Data and Records to enter into a confidentiality agreement with respect to such Program Data and Records. ING acknowledges that the foregoing obligations include the obligation of ING not to reveal: (i) any such Program Data and Records regarding individual Participants, Employers or Investment Fiduciaries or (ii) any Program Data or Records that could be used directly or indirectly to identify an individual Participant, Employer or Investment Fiduciary except when the Participant, Employer or Investment Fiduciary so requests. The foregoing obligations shall not apply to any of the following: (w) information rightfully known to ING, without continuing restrictions on disclosure, prior to being supplied to ING as part of the Program Data and Records, (x) information that is or becomes generally known to the public or in the trade other than through a failure on the part of ING to observe its obligations hereunder, (y) information that is independently developed or rightfully obtained without continuing restrictions on disclosures from third parties by ING otherwise than under the Program or (z) information that ING must disclose to comply with federal or state statutory or regulatory requirements or pursuant to a judicial or administrative order; provided that ING shall consult with ABA RF prior to making any such disclosure to the extent possible and shall provide ABA RF reasonable notice to enable ABA RF to resist any disclosure pursuant to clause (z). This Section shall survive termination of this Agreement.

9.10 Copyright of Program Data and Records, Trusts and ABA Members Plans; Trademarks. ING shall not interfere with or otherwise impede ABA RF’s efforts to protect the Program Data and Records, Trusts and the ABA Members Plans by copyright or the trademarks owned by ABA RF or the ABA, and ING shall not infringe on any such copyrights or trademarks. ING shall have the right and license to reproduce and distribute the Trusts and ABA Members Plans and to use the ABA RF and ABA trademarked logos to the extent necessary or appropriate in connection with the performance of its duties under this Agreement. If requested by ABA RF, ING shall, to the extent reasonably practicable, include a copyright or trademark notice or other proprietary rights legend on all human, electronic and machine readable copies of the Program Data and Records, the ABA Members Collective Trust, the Trusts and ABA Member Plans, including any electronic data files containing the Program Data and Records, Trusts and ABA Members Plans and the media for such data files. The form and content of any such notice or legend shall be determined by ABA RF. ING acknowledges and agrees that the provisions of this Section apply to any Internet site, domain name or similar item used by ING in connection with the Program.

9.11 Technology.

(a) No Changes Without Approval. ING covenants that it shall make no change that diminishes the functionality or performance of, or decreases to any significant degree the resource efficiency of, any technology used to perform its services hereunder without first obtaining written approval from ABA RF.

(b) Enhancements. ING covenants that until the Date of Termination, its services hereunder shall be supplemented and enhanced from time to time in order to make available any technological advancements or improvements in the methods of delivering such services to similarly situated clients. Furthermore, ING shall make available to ABA RF any supplement, enhancement or improvement made generally available to other similarly situated clients and on reasonable economic terms that are no less favorable than the terms offered to similarly situated clients or as otherwise agreed to in advance by the parties.

(c) Software Updates. ING or its Affiliates shall use its commercially reasonable efforts to support the versions and revisions of all technology, including software, necessary to support its services including interfaces with applicable Program Trustee software.

(d) Software Consents. ING shall comply with (to the extent that the terms of such consents are communicated to ABA RF in writing), all consents for ABA RF to use any of ING or ING’s third party software as necessary to provide services hereunder. ING shall, at its cost, obtain, and ING and ABA RF shall comply with (to the extent that the terms of such consents are communicated to ABA RF in writing), all consents with ING’s third party software vendors that are necessary to deliver to receive ING’s services hereunder and under the Program Interface Agreement.

9.12 Notice of Change in Status or Regulatory Action. Subject to applicable laws and regulations, ING shall promptly notify ABA RF of any notice by any governmental agency of the intent to place material limitation on the activities of ING or its Affiliates that relate to or affect the Program. ING shall notify ABA RF of such information as soon as practicable once such information is available for public disclosure.

9.13 Performance by Affiliates.

(a) In General. The parties acknowledge that ING may cause one or more of its Affiliates to perform services in satisfaction of ING’s obligations under this Agreement. ING shall be liable to the same extent as if ING had directly performed such obligation and related duties. ING further agrees, and it shall take any and all action as shall be necessary to require, that any obligation imposed on it hereunder shall also be assumed by any Affiliate it designates to perform any activity hereunder, and to the extent of such designation, ABA RF shall have the same rights with respect to such Affiliate as ABA RF has with respect to ING. In furtherance thereof, but not as a limitation, ING agrees each such Affiliate shall be subject to, and that it shall take any and all action as shall be necessary to cause each such Affiliate to be subject to all the provisions of this Article 9 and Sections 11.04, 11.05, 11.06, 11.07, 11.11, 13.05, 13.07 and 13.10, as if such Affiliate were a party to this Agreement.

(b) Performance of Services by IPS. ING represents that it has entered into an agreement with IPS pursuant to which IPS shall provide on behalf of ING all services that ING is obligated to perform hereunder. Services performed by IPS pursuant to such agreement shall for purposes of this Agreement be treated as performed by ING, but neither the engagement of IPS nor the performance of services thereby shall relieve ING of any responsibility or liability imposed upon ING under this Agreement with respect to such services. IPS, as a signatory to this Agreement, represents that it shall be obligated to perform all services that ING is obligated to perform hereunder and, notwithstanding the fact that IPS may cease to be an Affiliate of ING, ABA RF shall have the same rights with respect to IPS as ABA RF has with respect to ING.

9.14 Authorization. ING and ABA RF each represents and warrants to the other, as of the Effective Date, that:

(a) it has the requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement;

(b) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by the requisite corporate action on the part of such party and shall not constitute a violation of any judgment, order or decree;

(c) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement shall not constitute a material default under any material contract by which it, its Affiliate, or any of its material assets are bound, or an event that would, with notice or lapse of time, or both, constitute such a default; and

(d) there is no proceeding pending or, to the knowledge of the party, threatened which challenges or may have a material adverse effect on this Agreement or the transactions contemplated by this Agreement.

9.15 Business Continuity. (a) ING represents, warrants and covenants that it and the Affiliates used by it to satisfy its obligations under this Agreement have policies, procedures and technology resources that are designed to be sufficient, on a commercially reasonable basis, such that a natural or other disaster at the primary location or locations from which ING provides its services would not result in undue interruption of the services required hereunder or the loss of the Program Data and Records. In furtherance thereof, ING shall maintain plans with respect to business continuity and disaster recovery activities for the services required under this Agreement. On an annual basis, ING shall update such business continuity plan based on testing results and technology modifications and shall provide a copy of the revised plan to ABA RF. ING shall notify ABA RF promptly if ING makes any material changes to its business continuity plan.

(b) ING shall maintain processes and procedures that result in at least daily backup of all Program Data and Records. Such backup processes shall ensure that Program Data and Records are recoverable to prevent data loss as a result of computer component or facilities failures. ING shall store a copy of the data necessary for full system recovery in a secured off-site storage location. All other facilities that are used to provide backup services in accordance with the business continuity plan shall be located on a separate power grid and no less than 25 miles away from the facility where data is originally generated or processed or where services are provided.

(c) ING shall perform physical security functions at ING facilities. ING’s physical security procedures shall, at a minimum, be consistent with standards at well-managed operations performing services similar to the services required under this Agreement, including the use of appropriate equipment and software to implement security solutions.

ARTICLE 10 FEES AND EXPENSES

10.01 ING’s Fees. ING shall be compensated under the Program by payment of the Program Expense Fee in accordance with the terms contained in Appendix B hereto. The Program Expense Fee shall be in consideration of ING’s performance of services hereunder (including the services performed on ING’s behalf by IPS as contemplated by Section 9.13). Appendix B shall set forth all of the fees payable to ING in connection with the Program as of the Effective Date, and no provision of ING’s agreement with IPS, the ABA Members Collective Trust or the Trusts shall entitle ING to additional compensation.

Except as provided in the following paragraph, if ING is offered or becomes entitled to any other fees, or revenue from any other party, as a result, directly or indirectly, of its engagement hereunder or its status as provider of services hereunder or as provider of administrative services to the ABA Members Collective Trust it shall report such amounts to ABA RF and use them solely for the benefit of the Participants and Investment Fiduciaries, except to the extent the parties agree to in writing that such amounts may be retained by ING as additional fees.

ING hereby represents that the fees set forth in Appendix B take into account so-called “float”, as described in Department of Labor Field Advice 2002-3, earned with respect to amounts payable to or by the Program which shall be retained by ING as additional compensation for services under this Agreement. As soon as is practicable after each anniversary of the Effective Date, ING shall provide to ABA RF the information described in such Field Advice with respect to such “float” so that ABA RF can determine the reasonableness of such fees.

As soon as is practicable following each anniversary of the Effective Date, ING shall provide to ABA RF, on an annual basis, information regarding revenues received with respect to Program assets invested through the Self-Managed Option.

10.02 Additional Services. ING’s obligations to perform services not required or agreed to under this Agreement shall be conditioned on ABA RF’s agreement to allow ING to charge a reasonable additional fee for such services and the completion of a Purchase Order as contemplated under the terms of this Agreement. If the cost to ING to provide additional services is minimal both individually and in the aggregate with respect to additional services performed within any three-month period (from the Effective Date through the date such services are contemplated), then ING shall be deemed to have waived its right to an additional reasonable fee pursuant to this Section.

ARTICLE 11 LIMITATION OF LIABILITY AND INDEMNIFICATION

11.01 Limitation of Liability for Instructions from Participants, Employers or Investment Fiduciaries. Except as otherwise provided by laws or regulations, neither ABA RF nor ING (in each of its various capacities under the Program) shall be liable for any act or omission made in accordance with its obligations under this Agreement, the ABA Members Plans or the Trusts to the extent that such act or omission was made in good faith, without negligence, and in accordance with this Agreement, an instruction or information provided by a Participant, Employer, Investment Fiduciary or a duly authorized agent thereof, where the party in question had no reason to believe that such instruction or such information was not in Good Order or an instruction or information provided by the Program Trustee. This Section shall survive the termination of this Agreement.

11.02 Limitation of Liability For Instructions From ABA RF. Except as otherwise provided by laws or regulations, ING shall not be liable to ABA RF (or other Indemnified Persons) for any act or omission made in good faith, without negligence, and in accordance with the express advance written approval or instructions of ABA RF under this Agreement. This Section shall survive the termination of this Agreement.

11.03 Limitation of Liability for Acts of Third Parties. Except as otherwise provided by laws or regulations, neither ABA RF nor ING (in each of its various capacities under the Program) shall be liable for any act or omission of any person or entity (other than an affiliate of ABA RF, in the case of ABA RF, or an Affiliate or a Major Vendor, in the case of ING), that acts or has acted as a fiduciary or service provider to a Plan, a Trust or the ABA Members Collective Trust. ING shall not be liable for any act or omission of Northern Trust or its affiliates. This Section shall survive the termination of this Agreement.

11.04 Indemnification. ING agrees to defend, indemnify and hold harmless ABA RF, its then-present and former officers, directors, advisory directors, employees, the ABA, and its then present and former officers, and the Board of Governors (the “Indemnified Persons”) against any and all direct expenses (including attorneys’ fees, subject to Section 11.05), judgments, fines, penalties (including any civil penalties assessed under Section 502(1) of ERISA) and amounts paid in settlement, actually and reasonably incurred in connection with any threatened, pending or current action, suit, proceeding or claim, whether civil, criminal, administrative or otherwise, and the amount of any adverse judgment entered against any of them and reasonable expenses attendant thereto by reason of any of ING’s acts or omissions in connection with the Program. For purposes of this Agreement, the acts or omissions in connection with the Program of any Major Vendor shall be deemed to be the acts or omissions in connection with the Program of ING. For the above defense, indemnity and hold harmless provision to apply (a) the Indemnified Persons shall inform ING promptly of any claims threatened or made against any Indemnified Person, (b) the Indemnified Persons shall cooperate fully with ING in responding to such threatened or actual claims, and (c) any settlement agreement shall require the written approval of ING and the affected Indemnified Persons, which consent shall not be unreasonably withheld or delayed. Except to the extent an Indemnified Person shall have been determined to be entitled to the payment of expenses of separate counsel pursuant to Section 11.05, ABA RF shall be entitled to act under this Section 11.04 on behalf of all Indemnified Persons who are directors, officers or employees of ABA RF. This Section shall survive termination of this Agreement.

11.05 Counsel for Indemnified Persons. ING agrees to cooperate fully with the Indemnified Persons in responding to any threatened or actual claims. Each Indemnified Person shall have the right to employ counsel in its, his or her sole discretion. However, none of ING, the Trusts nor the ABA Members Collective Trust shall be liable (a) for any legal or other expenses incurred in connection with any such threatened, pending or current action, suit, proceeding or claim (whether civil, criminal, administrative or otherwise), or defense to any of the foregoing, that were not specifically authorized by ING or (b) for reasonable attorneys’ fees for the Indemnified Persons unless ING shall have received a written opinion reasonably acceptable in form and substance to ING of counsel reasonably acceptable to ING (and which counsel shall not represent or otherwise be affiliated with any of the Indemnified Persons) that there exists a material conflict of interest either (y) between (i) such Indemnified Persons and (ii) ING or (z) among such Indemnified Persons, each in the conduct of the response to a threatened claim or in the conduct of the defense of an actual claim in which event ING shall be liable for the reasonable legal expenses of each counsel whose appointment is necessary to resolve such conflict.

11.06 Contribution. In order to provide for just and equitable contribution in circumstances in which the terms of Section 11.03 are applicable, but the indemnification provided for therein is held for any reason to be unavailable or unenforceable, the Indemnified Persons shall contribute to the aggregate expenses (including attorneys’ fees, subject to Section 11.05), judgments, fines, penalties (including any civil penalties assessed under Section 502(1) of ERISA) and amounts paid in settlement, actually and reasonably incurred in connection with any threatened, pending or current action, suit, proceeding or claim, whether civil, criminal, administrative or otherwise, which such Indemnified Persons and ING may be subject to or liable for, in the following proportions: the Indemnified Persons collectively shall contribute one-one thousandth of one percent (0.001%) of such losses, claims, damages, expenses and liabilities, and ING shall contribute the balance thereof. ING shall have no other right of contribution from any of the Indemnified Persons.

11.07 Enforcement of Rights. If an Indemnified Person is reasonably required to bring any action to enforce rights or collect monies due under this Article and is successful in such action, ING shall reimburse such Indemnified Person or its subrogee for reasonable fees (including attorneys’ fees in accordance with Section 11.05) and expenses incurred in bringing and pursuing such action.

11.08 Joint Defense Arrangements. In the event of any litigation, investigation or proceeding involving the Program in which ABA RF and ING both are named as respondents or defendants, and, at the reasonable request of ING, ABA RF shall enter into a commercially reasonable joint defense agreement with ING pursuant to which ING shall authorize ING to be represented by counsel selected by ABA RF in such defense, provided that ABA RF determines that such joint defense agreement (i) does not interfere with the ABA RF’s defense of such litigation or the ABA RF’s rights to indemnification from any other party or parties or ABA RF’s right to coverage by applicable insurance, (ii) ING irrevocably waives any claim of conflict of interest with respect to such joint defense agreement unless terminated by ING pursuant to (iv) below, (iii) ING agrees to pay to ABA RF any additional net costs incurred by it as a result of entering into and complying with such joint defense agreement, (iv) ABA RF and ING each have the right to terminate such joint defense agreement, prior to the settlement or compromise of such investigation or action or the entry of judgment with respect thereto, in the event either party shall reasonably determine that such joint defense agreement interferes with their defense or is reasonably likely to result in a conflict of interest, and (v) ING shall irrevocably waive any right to complain, object to or bring legal action of any type whatsoever with respect to any action (or inaction) by ABA RF or its counsel taken (or not taken) while such joint defense agreement is in effect. This provision shall survive the termination of this Agreement.

11.09 Supplemental Indemnification. Indemnification pursuant to this Article is intended to be supplemental to any other rights to indemnification available to the Indemnified Persons. Nothing herein shall be deemed to diminish or otherwise restrict the Indemnified Persons’ rights to indemnification under applicable laws.

11.10 Interests of ABA Members Collective Trust, Trusts and ABA Members Plans. The Program Trustee shall represent the ABA Members Collective Trust and the Trusts in any arbitration, suit or legal proceeding in any court or before any other body or tribunal. ABA RF, as sponsor of the ABA Members Plans, shall represent the ABA Members Plans in any arbitration, suit or legal proceeding in any court or before any other body or tribunal; provided, however, that if ING, the Program Trustee, the Trusts or the ABA Members Collective Trust is also involved in such arbitration, suit, or legal proceeding, the Program Trustee shall control the arbitration, suit or legal proceeding on behalf of the Program (except to the extent provided in 13.02 and 13.03), including but not limited to selecting counsel, determining the appropriate litigation strategy, and determining (to the extent possible) the forum for such arbitration, suit or proceeding.

11.11 Payment of Expenses. Expenses (including attorneys’ fees) specifically authorized by ING pursuant to Section 11.05 and actually and reasonably incurred by the Indemnified Persons in defending against or responding to such threatened or actual claims shall be paid by ING as they are incurred.

11.12 Error. Notwithstanding any of the forgoing, ING shall be responsible for the direct expenses incurred by a Participant or Employer to the extent such direct expense was due to ING’s error in the performance or non-performance of services provided under this Agreement. At the request of or in cooperation with an Employer, in the event of an Employer’s or Participant’s error, ING shall take all practicable measure to correct such error and may be entitled to reasonable compensation for any material costs incurred in such undertaking to take corrective measures, as mutually agreed to by the Employer and ING.

ARTICLE 12 TERMINATION OF AGREEMENT

12.01 Termination by ING. ING may not terminate this Agreement prior to the close of business on the fifth anniversary of the Effective Date (the “Initial Term”), except that ING may terminate this Agreement for Cause, as defined in Section 12.02, at any time, upon six (6) months prior delivery of a Notice of Termination, which Notice of Termination may be delivered only at or after the end of any correction or cure period provided in Section 12.02. ING may terminate this Agreement effective at the end of any quarter coinciding with or following the expiration of the Initial Term by delivering a Notice of Termination to ABA RF at least twelve (12) months prior to the Date of Termination specified therein.

12.02 Termination For Cause by ING. The following behavior shall constitute Cause under this Agreement, which shall serve as a basis for ING’s right to terminate this Agreement pursuant to Section 12.01:

(i) the offering directly or indirectly to Qualified Employers by ABA RF of any investment product that is not offered pursuant to the terms of this Agreement and is marketed for use in qualified retirement plans; or

(ii) the offering directly or indirectly to Qualified Employers by the ABA or its agents (other than any plan offered to employees of the ABA) of any investment product that is not offered pursuant to the terms of this Agreement and is marketed principally for use in qualified retirement plans, if within sixty (60) days of the date on which ABA RF becomes aware of such offering or a proposal to commence such offering, the ABA or its agents or affiliates have not ceased such offering or ABA RF has not reached an agreement with ING as to the conduct of the offering; provided that if ABA RF or ING becomes aware of such an offering or proposal, it shall give prompt written notice to the other, and ABA RF shall be deemed aware of such offering on the date on which it gives or receives such notice, as applicable; or

(iii) any material violation of this Agreement that ABA RF fails, within thirty (30) days of receipt of written notice thereof from ING to correct, or as to which ABA RF fails to reach a written agreement with ING, as to an appropriate time frame for correction or other resolution and which is not corrected or otherwise resolved within such appropriate time frame.

12.03 Termination by ABA RF. ABA RF may terminate this Agreement at any time by delivery to ING of a Notice of Termination at least six (6) months prior to the Date of Termination specified therein.

12.04 Consent to Termination. All Participants, Investment Fiduciaries and Employers shall be deemed to have consented to such termination and shall have no right to withhold such consent.

12.05 Notice of Termination. If ABA RF terminates all or a portion of this Agreement pursuant to Section 12.03, its Notice of Termination shall specify (a) whether an Extension Period is required and (b) the length of any such Extension Period. If ING terminates all or a portion of this Agreement pursuant to Section 12.01, ABA RF may require an Extension Period by furnishing ING, within forty-five (45) days following ABA RF’s receipt of ING’s Notice of Termination, with a written notice specifying the length of any such Extension Period. After any such Notice of Termination is given, regardless of whether an Extension Period is required, ING shall continue to provide all services (including sales and marketing services as described in the then-current Annual Sales and Marketing Plan or as otherwise agreed to in writing by the parties) under this Agreement through the Transfer Completion Date. Additionally, ING shall use its best efforts to cooperate with the appropriate successor vendor regarding the orderly transfer of Program services.

12.06 Extension Period. Any Extension Period shall be a sufficient period of time after the Date of Termination to permit an orderly transfer of its responsibilities to a successor recordkeeper, which Extension Period shall not exceed one (1) year from the Date of Termination, unless ABA RF and ING otherwise agree in writing. If an Extension Period is required pursuant to Section 12.05, the Transfer Completion Date shall be the end of such Extension Period.

12.07 Conversion. No later than the Transfer Completion Date, ING shall provide ABA RF with Program Data and Records pursuant to Section 12.08. ABA RF may require that, from the date Notice of Termination is given until the Transfer Completion Date, ING cooperate with a successor recordkeeper and assist in such recordkeeper’s development and implementation of a conversion program by furnishing such assistance as is reasonably necessary for the development and implementation of a conversion program; provided, however, that ING shall receive reasonable compensation for such services.

12.08 Transfer to Successor Recordkeeper. After the date Notice of Termination is given and as promptly as practicable after ING receives a written request from ABA RF and no later than the Transfer Completion Date, ING shall provide to a successor recordkeeper, (a) two (2) copies of all Program Data and Records maintained electronically and established and maintained pursuant to this Agreement in their then-current form and (b) the then-current

Program Data and Records. Such Program Data and Records shall be timely and accurate and shall be provided in the format and layout used by ING, with complete and accurate descriptions and explanations of the fields, formats and layouts of the computerized Program Data and Records.

12.09 Maintenance and Disposition of Program Data and Records. For one year following the Transfer Completion Date, ING shall maintain one copy of all Program Data and Records that are maintained electronically on magnetic tape for the last accounting period for which ING was responsible under this Agreement and that are Participant, Plan, Employer or Investment Fiduciary records. At the end of such one year period, to the extent permitted by applicable law and the customary practices of ING with respect to such matters, ING shall destroy all copies of Program Data and Records in its possession and control, unless ABA RF and ING shall otherwise agree in writing. This Section shall survive termination of this Agreement. Prior to any such destruction, ING shall provide to ABA RF a copy of any such Program Data and Records to be destroyed by ING. The copy shall be in electronic or such other form as may be reasonably requested by ABA RF; provided, however, that ABA RF shall pay the reasonable expenses associated with making such copy if the format requested is not the standard format in which ING maintains such Program Data and Records. Upon request by ABA RF, ING shall provide a description or samples of such standard format.

ARTICLE 13 MISCELLANEOUS

13.01 Plan Disqualification. Upon a written determination by the Internal Revenue Service, that a Plan is no longer qualified under the Code, ING shall, in consultation with ABA RF, inform the Program Trustee that the Plan no longer is a qualified investor.

13.02 Agents of ABA RF. With respect to any provision of this Agreement, but subject to applicable laws and regulations, the Board may designate in writing to ING one or more authorized representatives to act on behalf of ABA RF, in which case ING shall be entitled to communicate with such representatives, until such time as ABA RF provides written notice to the contrary, and actions by such representatives shall be binding.

13.03 Good Faith. Both ABA RF and ING shall have an obligation to consent, respond, agree, provide notice, give and consider comments or recommendations, negotiate, approve, cooperate and otherwise act in good faith and on a reasonably timely basis with respect to each provision of this Agreement, the ABA Members Collective Trust and the Trusts. Even if not expressly stated herein, no consent, approval or endorsement of ABA RF or ING under this Agreement shall be unreasonably withheld or delayed.

13.04 Compliance with Laws. ING shall comply and, to the extent that ING’s services under this Agreement relate to the ABA Members Collective Trust or the Trusts, shall assist the ABA Members Collective Trust and the Trusts in complying and shall cooperate in assisting ABA RF and any other person or entity providing such services in complying with all applicable employee benefit, securities, banking and insurance laws and regulations. ABA RF shall comply, shall cause the ABA Members Plans and the Trusts to comply and shall cooperate in assisting ING and any other person or entity providing such services in complying with all applicable employee benefit, securities, banking and insurance laws and regulations, including without limitation by providing any information reasonably available to ABA RF that is reasonably requested by ING and by assisting ING in obtaining such other information as may be reasonably requested by ING, each in connection with action taken by ING under this Agreement or to obtain any opinion letter, ruling, no-action letter or interpretive request filed with or requested from the Internal Revenue Service, the Department of Labor, the SEC or any similar state securities regulatory authority.

13.05 Audits. As sponsor of the ABA Members Plans and on behalf of Participants, Employers and Investment Fiduciaries, ABA RF may, for the purpose of providing assurance that ING is fulfilling its obligations under this Agreement, the ABA Members Collective Trust and the Trusts, at any time and from time to time, audit (either by itself or through auditors it may appoint), the facilities, operations and Program records of ING that relate to ING’s fulfillment of its duties, responsibilities and obligations under this Agreement, the ABA Members Collective Trust and the Trusts. ING shall cooperate with ABA RF or auditors appointed by ABA RF for such purpose. The cost of such audit shall be paid from ABA RF’s own funds unless such audit discloses an error in Program accounting or records that requires an adjustment to Participants’ accounts, a change in ING’s internal accounting procedures or discloses ING’s failure to comply with Service Standards, in which case ING shall pay such cost. Nothing in this Section shall give ABA RF the right to a financial audit of ING.

13.06 Amendment. This Agreement may be amended only by a written instrument executed by ABA RF and ING. All Participants, Employers and Investment Fiduciaries shall be deemed to have consented to any such amendment and shall have no right to withhold such consent.

13.07 Assignment; Change of Control. Subject to the terms and conditions of this Section 13.07, neither ABA RF nor ING may assign its rights or obligations under this Agreement without the other’s prior written consent. For purposes of this Section, a merger, reorganization or transfer of substantially all of the assets of ABA RF to a successor organization shall not constitute an “assignment” of this Agreement, but any “Change of Control”, as defined in this Section 13.07, of ING or IPS, shall constitute an “assignment” of this Agreement and entitle ABA RF to terminate this Agreement pursuant to Section 12.03, but with such notice period as ABA RF shall determine in its sole discretion. For purposes of this Section:

(a) a Change of Control of ING shall be deemed to occur if and when:

(1) a merger, consolidation or reorganization of ING or the transfer of substantially all its assets to a successor organization occurs, unless ING is the survivor in any such transaction and (A) it is not controlled by another organization and (B) persons who were shareholders of ING immediately before such transaction own more than 50% of the combined voting power of ING immediately after such transaction;

(2) any person, including a “person” as such term is used in Section 14(d)(2) of the Securities Exchange Act of 1934, as

amended (the “1934 Act”), is or becomes a beneficial owner (as such term is defined in rule 13-d(3) under the 1934 Act), directly or indirectly, of securities of ING, representing more than 50% of the combined voting power of ING’s outstanding securities;

(3) any plan or proposal for the liquidation of ING is adopted by the stockholders of ING; or

(4) all or substantially all of the assets of ING are sold, liquidated or distributed; and

(b) A Change of Control of IPS shall be deemed to occur if and when:

(1) a merger, consolidation or reorganization of IPS or the transfer of substantially all its assets to a successor organization occurs, unless IPS is the survivor in any such transaction;

(2) any plan or proposal for the dissolution or winding up of the affairs of IPS is adopted by owners of the membership interests of IPS; or

(3) all or substantially all the assets of IPS are sold, liquidated or distributed.

13.08 No Third Party Beneficiaries. This Agreement is entered into solely between, and may be enforced only by ABA RF and ING, and this Agreement shall not be deemed to create any rights in third parties or to create any obligations of a party to any such third parties; provided, however, that this Section 13.08 shall not be interpreted as interfering with the rights of any Indemnified Person under Article 11 hereof.

13.09 Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois applicable to agreements to be performed in that state (without regard to choice of law principles thereunder).

13.10 Resolution of Disputes.

(a) Negotiation Procedure. The parties agree to address disagreements and disputes arising out of or related to this Agreement or the breach thereof through the procedures set forth in this Section before resorting to legal proceedings. Each party shall designate an employee who shall be the initial contact for resolving disputes. Each party shall raise any questions, disagreements or disputes falling within the scope of this Section with the designated employee of the other party. The designated employees shall work together to resolve the relevant issue in a manner that meets the interests of both parties, or until the issue is referred to designated officers of the parties as set forth below. Each party shall also designate an officer or director who shall review disagreements or disputes that the designated employees are unable to resolve. These officers shall work together to resolve the disputes so referred in a manner that meets the interests of both parties, either until such agreement is reached, or until an impasse is declared by either party.

(b) Exclusive Jurisdiction. ABA RF and ING agree that the federal District Court for the Northern District of Illinois shall have exclusive jurisdiction over any disputes hereunder; provided, however, that if such Court shall determine that it does not have jurisdiction under any such dispute, ABA RF and ING agree that the Circuit Court of Cook County, Illinois shall have such exclusive jurisdiction.

13.11 Notice. All notices, requests or other communications to be given by ABA RF or ING to the other under this Agreement shall be considered properly given if (a) delivered in person, (b) delivered by overnight courier (with signed acknowledgment or receipt) mailed by first-class United States mail, postage prepaid, registered or certified with return receipt requested or (c) sent by facsimile, confirmed by telephone by the sender, each at the following address:

ING Life Insurance and Annuity Company

John Todd

Assistant Secretary

One Orange Way, C1S

Windsor, Connecticut 06095

Facsimile: (860) 580-4897

ING Institutional Plan Services LLC

Beth Halberstadt

Senior Vice President

Program Director

ABA Retirement Funds

ING

One Heritage Drive

Quincy, Massachusetts 02171

Facsimile: (617) 376-4640

With a copy to:

Tina A. Campbell

Chief Counsel

ING

One Heritage Drive

Quincy, Massachusetts 02171

Facsimile: (617) 376-4602

ABA Retirement Funds

321 N. Clark Street

16th Floor

Chicago, Illinois 60654

Attention: Executive Director

Facsimile: (312) 988-5032

With a copy to:

Sidley Austin LLP

1 South Dearborn

Chicago, Illinois 60603

Attention: Robert A. Ferencz

Facsimile: (312) 853-7036

All notices, requests or communications shall be deemed given (y) upon the expiration of five (5) Business Days after deposit if mailed or (z) upon receipt by the addressee if given in person, by courier or by facsimile. If any communication is tendered to a party and the delivery thereof is refused by such party, such communication shall be effective upon the tender. Either ING or ABA RF may change the address to which notices are to be delivered by written notice to the other party as provided in this Section. All notices, accountings, reports and other communications by ING to Participants, Employers and Investment Fiduciaries shall be delivered in accordance with and otherwise governed by the applicable provisions of the Trusts and the ABA Members Collective Trust.

13.12 Use of Electronic Media. ABA RF hereby consents to the electronic transmission of all communications, information and documents (including forms) to Employers, Participants and Investment Fiduciaries required or permitted by this Agreement.

13.13 Severability of Provisions. If any provision of this Agreement is found to be unenforceable, the other provisions shall remain in effect.

13.14 Waiver. Any agreement by ABA RF or ING to an extension or waiver of any provision of this Agreement shall be valid only if set forth in an instrument in writing signed by such party, but such waiver or failure to insist on strict compliance with such provision shall not operate as a waiver or estoppel with respect to any subsequent or other failure.

13.15 Captions. The captions or headings in this Agreement are for convenience only and in no way define, limit or describe the scope or intent of any provisions or sections of this Agreement.

13.16 Action by ABA RF. Any action required or permitted to be taken hereunder by ABA RF may be taken by resolution of the Board, by resolution of any duly authorized committee of, or appointed by the Board or by any officer or agent duly authorized to take such action by the Board or such a committee.

13.17 Construction of Terms. The singular may include the plural and vice versa, unless the context clearly indicates to the contrary. Unless otherwise stated, all references to Sections and Articles are to Sections and Articles of this Agreement.

13.18 Execution in Counterparts. This Agreement may be executed in counterparts, and all the counterparts together shall be considered an original.

13.19 Entire Agreement. This Agreement (including the Appendices hereto and the Annual Sales and Marketing Plan), together with the Trusts and the ABA Members Collective Trust and, to the extent applicable, the ABA Members Plans, contains the entire agreement between the parties, and supersedes all prior agreements, arrangements and understandings between ING and ABA RF, relating to the subject matter contained herein.

13.20 Force Majeure. Neither party hereto shall be responsible or liable for its failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control (“Force Majeure”), including, without limitation: war, terrorism, strike, riot, emergency, civil disturbance, vandalism, explosions, freezes, floods, fires, tornadoes, hurricanes, acts of God or public enemy, revolutions, or insurrection.

IN WITNESS WHEREOF, this Agreement has been signed on behalf of each of the parties hereto on this 6 day of December, 2008, effective as of the Effective Date (except to the extent the parties are obligated hereunder to take any action prior to such date) and by ING Institutional Plan Services, LLC in recognition of its obligations hereunder as described in Section 9.13 of this Agreement.

ING LIFE INSURANCE AND ANNUITY COMPANY

By:	/s/ John F. Todd
Title:	Assistant Secretary

ING INSTITUTIONAL PLAN SERVICES, LLC

By:	/s/ Sandra McCarthy
Title:	President

ABA RETIREMENT FUNDS

By:	/s/ Harry Hathaway
President

APPENDIX A

SERVICE STANDARDS – PERFORMANCE PENALTIES

Service Provider will perform the services as outlined here within the established service standards set forth below. For all purposes of this Appendix, Service Provider’s performance is subject to “Good Order”. “Good Order” has the meaning ascribed to such term in the Agreement and shall be communicated to Member Firms.

1.	Employer Service Standards

	ACTIVITY/ FUNCTION	SERVICE STANDARD	MEASUREMENT AND REPORTING	PENALTY FOR PERFORMANCE FAILURE
1	Participant Statements (Timeliness)

Participant statements will be mailed within 10 Business Days after the end of the calendar quarter or 10 Business Days after the receipt of complete, accurate, and timely investment performance information (including pricing, dividends, cap gains and accrual rates), whichever is later.

This standard does not apply to Member Firms that have requested that Service Provider include plan specific notices or other materials with participant statements or those Member Firms that have requested that their plan’s statements mailing be delayed.

Report showing percentages of timely statements by Employer and in total; listing any modified Standards by Employer; and listing number of business days late for each Statement.

Due 20 Business Days after end of each Quarter.

Program Level 1-Penalty: if more than 2% of plans are impacted in a quarter, a Program level penalty of $75,000 will apply.

2	Participant Statements (Accuracy)	All quarterly participant statements will be accurate as to the value of the participant’s account, both in aggregate and fund allocation (excluding any 3rd party data received that is not accurate).	Report showing a listing of any reissued quarterly statements due to accuracy, as defined in the Standard. Due 20 Business Days after the end of each calendar quarter.	Program Level 1-Penalty: if more than 2% of participants are impacted in a quarter, a Program level penalty of $75,000 will apply.

	ACTIVITY/ FUNCTION	SERVICE STANDARD	MEASUREMENT AND REPORTING	PENALTY FOR PERFORMANCE FAILURE
3	Payroll Contributions

Upon receipt of complete, accurate and timely payroll contribution data, through Service Provider’s payroll process, and Employer’s reconciled and validated dollar value received, the applicable payroll contributions will be processed on to Service Provider’s recordkeeping system and invested into participant investment elections on the day funds are received provided the funds are received by 4 P.M. ET.

Payroll data received after the applicable cutoff times will be processed the following Business Day.

			Report issued monthly identifying any Employers for which Standard not met, the number of Business Days late and total number of Employers affected. Due 20 Business Days after each month end.	Program Level-Penalty: the greater of the following penalties will apply: Level 1) if more than 2% of member firms are impacted in a quarter, a Program level 1 penalty of $30,000 will apply, or Level 2) for each employer impacted for which the standard is not met a Program level 2 penalty of $250 will apply to a maximum of $30,000.

4	Benefit Distributions

Distribution checks will be mailed or electronic payments made in two Business Days from the receipt of a distribution request that is determined by Service Provider to be in Good Order. For example, distribution received in Good Order by Market close Monday, check mailed on Wednesday. If received after Market close on Monday, check mailed on Thursday. Distributions meeting timeliness standards that are inaccurate will be considered a performance failure item unless processed accurately within the two Business Day period based on instructions received.

The following transactions are excluded from this standard: Plans requiring liquidation of, Qualified Domestic Relations Orders, Plan Initiated Force Outs, In-Kind Distributions and Annuity Payouts, and corrective distributions (pursuant to Item 6).

Report issued monthly identifying Employers for which Standard is not met, the number of participants affected and the number of days late for each participant, and the average delay for affected participants.

Due 20 Business Days after each month.

Program Level 1 - Penalty: if more than 2% of distributions processed are impacted in a quarter, a Program level penalty of $30,000 will apply.

	ACTIVITY/ FUNCTION	SERVICE STANDARD	MEASUREMENT AND REPORTING	PENALTY FOR PERFORMANCE FAILURE
5	Participant Loan Requests

Loan checks will be mailed or electronic payments made from the custodian in two Business Days from receipt of the Loan request once that request is determined by Service Provider to be in Good Order. For example, loan in Good Order approved by member firm on Monday by Market close, check mailed on Wednesday. If after Market close on Monday, check mailed on Thursday.

Loans meeting the processing timeframes but which are inaccurate will be treated as a performance failure versus standard unless processed accurately within the two Business Day period based on instructions received.

Report issued monthly identifying Employers for which Standard is not met, the number of participants affected and the number of days late for each participant, and the average delay for affected participants.

Due 20 Business Days after each month.

Program Level 1 - Penalty: if more than 2% of loan requests processed are impacted in a quarter, a Program level penalty of $20,000 will apply.

6	Fund Transfers	Transfer requests received in Good Order before 4:00 P.M. ET shall be calculated based on the net asset value of such Business Day and, if received after 4:00 P.M. ET, shall be calculated based on the net asset value of the next Business Day.	Report issued monthly identifying any Employers for which Standard not met, the number of Business Days late and total number of Employers affected. Due 20 Business Days after each month.	Program Level 1 - Penalty: if more than 2% of fund transfers processed during the period are impacted in a quarter, a Program level 1 penalty of $15,000 will apply.

7	Annual Year End Compliance Testing

ADP and ACP initial results will be provided by Service Provider within 15 Business Days after data is received in Good Order; provided that such data shall be received on or before the six week anniversary of the end of the Plan Year. In the event such data is received after such six week period, initial results will be provided by Service Provider within 20 Business Days after such data is received in Good Order. Upon receipt of final testing sign-off and if corrective distributions are necessary, Service Provider will complete distribution processing on applicable refunds within 10 Business Days of receipt of testing signoff received by 4:00 P.M. ET and distribution authorization in Good Order.

Plans requiring specialized testing, self-directed accounts, frozen funds and other non-standard assets are excluded from this standard.

Report issued monthly identifying Employers for which Standard is not met, and the number of days late for each Employer

Due 20 Business Days after each month for the applicable plans based on their respective plan year end dates.

Program Level-Penalty: the greater of the following penalties will apply: Level 1) if more than 2% of member firms are impacted in a year, a Program level 1 penalty of $20,000 will apply or Level 2) for each employer impacted for which the standard is not met a Program level 2 penalty of $250 will apply to a maximum of $20,000.

	ACTIVITY/ FUNCTION	SERVICE STANDARD	MEASUREMENT AND REPORTING	PENALTY FOR PERFORMANCE FAILURE
8	5500 Reporting - Data Request

Census Data Request to gather information necessary for the preparation of the 5500 Form Series sent to 99% of the Employers no later than the first day of the fourth month following end of Plan Year.

Service Provider will make at least three follow-up requests for census data from Employers not responding.

Service Provider response will be based upon census data returned to the service provider by the Employer within 30 days. If census data is not returned, Service Provider’s response will be based on the census data contained in the Census Data Request.

Report issued monthly identifying Employers for which Standard is not met and the number of days late for each Employer

Due 20 Business Days after each month for the applicable plans based on their respective plan year end dates.

Program Level-Penalty: the greater of the following penalties will apply: Level 1) if more than 2% of member firms are impacted in a year, a Program level 1 penalty of $25,000 will apply or Level 2) for each employer impacted for which the standard is not met a Program level 2 penalty of $250 will apply to a maximum of $25,000.

9	5500 Reporting - Production	Service Provider will deliver a Form 5500 to the Member Firm within six and one-half months following the plan year end provided that data is received in Good Order by the end of five months after the plan’s year end. For Good Order data received after such time, a draft Form 5500 will be provided within 30 days before the extended due date if received 60 days before the extended due date (i.e., eight and one-half months following the plan year end).

Report issued monthly identifying Employers for which Standard is not met and the number of days late for each Employer

Due 20 Business Days after each month for the applicable plans based on their respective plan year end dates.

Program Level-Penalty: the greater of the following penalties will apply: Level 1) if more than 2% of member firms are impacted in a year, a Program level 1 penalty of $50,000 will apply or Level 2) for each employer impacted for which the standard is not met a Program level 2 penalty of $250 will apply to a maximum of $50,000.

10	Monthly Plan Reporting Database	Monthly Plan Reporting database will be refreshed to Service Provider’s plan sponsor website within 10 Business Days after the end of the calendar quarter.	Report showing whether standard met, and if late, number of days by Employer, total number of Employers with late postings and average days late. Due 20 Business Days after end of each Quarter.	Program Level-Penalty: the greater of the following penalties will apply: Level 1) if more than 2% of member firms are impacted in a quarter, a Program level 1 penalty of $15,000 will apply or Level 2) for each employer impacted for which the standard is not met a Program level 2 penalty of $250 will apply to a maximum of $15,000.

2.	Program Level Service Standards

	ACTIVITY/ FUNCTION	SERVICE STANDARD	MEASUREMENT AND REPORTING	PENALTY FOR PERFORMANCE FAILURE
11	Participant Call Center

The Participant Service Center will adhere to the following service levels except during major market events or extraordinary call volumes:

•        Abandoned Call Rate: less than 3%

•        Average Speed of Answer: 90% of calls within 30 seconds

			Report due within 20 Business Days of quarter end.	Program Level 1 - Penalty: $30,000 for each calendar quarter for which either or both standards are not achieved.

12	IVR/Internet Availability	The interactive voice response system (IVR) and internet are available 24 hours a day, seven days per week. This excludes the time needed for standard maintenance, updates and enhancements. Otherwise the availability will be 99% outside of maintenance windows.	Report due within 20 Business Days of quarter end.

Program Level 1 - Penalty: $30,000 for each calendar quarter for which the 99% standard is not achieved.

Program Level 1 - Penalty: For any quarter in which availability is less than 97%, an additional penalty of $30,000 will apply.

13	CSR Hours of Availability	Customer Service Representatives (CSRs) are available Monday through Friday from 8:00 A.M. – 8:00 P.M. ET on all business days. In the event the NYSE closes early CSRs will be available through market close.	Report due within 20 Business Days of quarter end identifying any hours where standard not met.	Program Level 1 - Penalty: $10,000 per quarter for failure to meet the benchmark of 99% availability.

Notwithstanding anything in this Appendix A to the contrary, the amount Service Provider is required to credit or pay for failure to achieve any or all of the foregoing standards will not exceed in the aggregate $750,000 in any 12 month period.

The penalties noted in this Appendix A are in addition to the cost of correcting any financial error.

The ABA RF has a right to waive any of the penalties listed in this Appendix A.

Service Provider will receive credits for achieved Service Standards as follows:

Program-Level Penalty Credits. For each Service Standard for which Service Provider does not owe a Program-Level 1 Penalty in four consecutive quarters, Service Provider will receive a credit that Service Provider can apply to a single future failure to achieve that same Service Standard Program-Level 1 Penalty.

For example: if Service Provider achieves the Payroll Contributions Service Standard on 98% of payroll contributions in four consecutive quarters, Service Provider would not owe the Program-Level 1 Penalty for the Payroll Contributions Service Standard, and Service Provider would receive one Program-Level 1 Penalty credit. If Service Provider then fails to achieve the Payroll Contributions Service Standard within the next year, thus triggering the Payroll Contributions Program-Level 1 Penalty, Service Provider could apply the Payroll Contributions credit to the Payroll Contributions Program-Level 1 penalty, so that Service Provider would not owe the Payroll Contributions Program-Level penalty for that quarter. If the Service Provider fails to meet the Payroll Contributions Services Standard the next quarter, they will owe the Program-Level 1 Penalty for that quarter.

3.	Sales Penalties

Calculation of sales shall start after the “Effective Date”. “Sales” will be defined as gross plan assets related to new member firms entering the program. In any year that sales exceed the agreed upon annual sales quota as reflected in the Annual Sales and Marketing Plan, the excess will count toward future calendar year goals. These are also separate from fee credits for failure to meet Service Standards. The following sales penalties shall become effective January 1, 2010.

Each Calendar Year (12 months)

Gross New Sales*	Penalty
Greater than 60% but less than or equal to 80%	$50,000

Greater than 40% but less than or equal to 60%	$100,000

Less than 40%	$150,000

*	Percentages are based on the annual sales quota as reflected in the Annual Sales and Marketing Plan.

4.	Additional Reporting

	ACTIVITY/ FUNCTION	PURPOSE	MEASUREMENT AND REPORTING	PENALTY FOR PERFORMANCE FAILURE
14	Automation Progress Report	Measures the rate at which plans adopt automated processes to replace manual methods	Report due within 20 days of quarter end	N/A – Reporting Only

15	First Call Resolution • Participant • Sponsor	Measures the percentage of calls received that are handled during that call sessions.	Report due within 20 days of quarter end.	N/A – Reporting Only

16	SDBA Holdings	Reflects account holdings (individual equities, mutual funds, etc.) at a Plan level.	Report due within 20 days of quarter end.	N/A – Reporting Only

17	SDBA Main Info.	Provides a breakdown of the account types, market value for each account.	Report due within 20 days of quarter end.	N/A – Reporting Only

18	SDBA Positions	Reports at an asset category level not an individual investment, will reflect mutual fund totals, equity totals, etc.	Report due within 20 days of quarter end.	N/A – Reporting Only

19	SDBA Trade	Provides trading activity (on a platform level) that provides the number of trades made within a given period.	Report due within 20 days of quarter end.	N/A – Reporting Only

20	Communication Accuracy	Identifies the number of written and electronic communications (both drafts for review by ABA RF and actual communications made) that contain substantive or typographical errors.	Report due within 20 days of quarter end.	N/A – Reporting Only

21	New Plan Sale Conversion Process

Service Provider will complete the plan conversion within 10 Business Days after receipt of final data in Good Order from the Employer.

Report issued monthly identifying any Employers for which Standard not met, the number of Business Days late and total number of Employers affected.

			Report due within 20 days of quarter end.	N/A – Reporting Only

22	Participant Statements (Accuracy)	Report quarterly participant statements reissued due to address errors for address changes received in Good Order, but not processed.	Report due within 20 days of quarter end.	N/A – Reporting Only

23	Complaints

Provide copies of all written complaints along with response.

Provide summary of all oral complaints specifically as to number and type of complaint and such other reports as agreed to from time to time by the parties.

			Report due within 20 days of month end.	N/A – Reporting Only

STANDARD COMPLIANCE PROCEDURE:

ABA RF may request the activation of an internal Service Provider quality standards task force for any Program Level 1 failures to meet these Service Standards in any three quarters in any 24 consecutive month period.

The task force, if activated, will review all work procedures and processes in the functional area which is below standard, and develop a comprehensive analysis of the deficiencies causing the failure to meet standards, along with suggested corrective actions, and will make a report to the ABA RF within the time frame reasonably requested by the ABA RF, but in any event no later than 90 days after ABA RF requests activation.

Compliance with all the standards indicated is to be measured and reported upon to ABA RF at each regular meeting of the Board in a separate Standards Compliance Report.

In the event of any major employee benefit or tax reform legislation during the term of this Agreement, these standards will be reevaluated.

APPENDIX B

FEES PAID TO ING

(a) The Program Expense Fee shall be calculated according to the following schedule as applied to the aggregate value of assets held by the Funds, plus (A) for each of the first twelve calendar months of the term of this Agreement, $135,250, (B) for the next twelve calendar months of the term of this Agreement, $177,850, and (C) for each of the calendar months during the remainder of the term of this Agreement, $152,850:

First $4.0 billion	0.47%
Next $1 billion	0.36%
Next $1 billion	0.215%
Over $6 billion	0.22%

(b) As of the first day of each month, the Program Trustee shall convert the amount of Program Expense Fee payable for such month after any adjustment required by Appendix A, into a daily asset charge. Such daily charge shall be accrued each day as a charge against all Fund assets. Such accrued daily charges shall be paid to ING at the end of each month.

(c) In addition, ING shall be entitled to charge Participants fees for certain transactions initiated by Participants, subject to ABA RF’s prior written consent. As of the date hereof, the only such fee is $50.00, charged against the account of each Participant who initiates a loan request.

B-1